UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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HEARTLAND PAYMENT SYSTEMS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2014
The Board of Directors of Heartland Payment Systems, Inc. (the “Company”) hereby gives notice that the 2014 annual meeting of stockholders (the “Annual Meeting”) will be held at the Princeton Public Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Tuesday, May 6, 2014 at 9:00 a.m. ET for the following purposes:

1.
To elect seven (7) directors, nominated by the Board of Directors, to the Company’s Board of Directors for terms expiring at the 2015 annual meeting of stockholders and until their successors are duly elected and qualified as provided in the Company’s Bylaws.

2.	To ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

3.	To approve, by a non-binding advisory vote, our executive compensation.
4.	To transact any other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.
Proposal No. 1 relates solely to the election of seven (7) directors nominated by the Board of Directors and does not include any other matters relating to the election of directors, including without limitation, the election of directors nominated by any stockholder of the Company.
This year the Company has elected to deliver our proxy materials to the majority of our stockholders over the Internet under the Securities and Exchange Commission’s “notice and access” rules. This delivery process allows us to provide stockholders with the information they need, while at the same time reducing the environmental impact of our Annual Meeting and lowering the cost of delivery. On March 27, 2014, the Company mailed to our Stockholders of record at the close of business on March 10, 2014 (the “Record Date”) a Notice of Internet Availability of Proxy Materials containing instructions on how to:

•	Access the Company’s Proxy Statement for the Annual Meeting and our 2013 Annual Report to Stockholders;

•	Vote online, by telephone, or by mail; and

•	Receive a paper copy of the proxy materials by mail.

On March 27, 2014, the Company also first mailed this Proxy Statement and the enclosed proxy card to certain stockholders. If you attend the Annual Meeting you may vote in person if you wish, even though you have previously returned your proxy.

You are entitled to attend the Annual Meeting in person only if you were a stockholder of the Company as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting. You should be prepared to present photo identification for admittance to the Annual Meeting. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date (such as your most recent account statement prior to the Record Date), a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

By Order of the Board of Directors

/s/ Charles H.N. Kallenbach

Charles H.N. Kallenbach
General Counsel, Chief Legal Officer and Secretary
Princeton, New Jersey
Date: March 27, 2014
In this proxy statement, the words “the Company,” “we,” “our,” “ours,” “us” and similar terms refer to Heartland Payment Systems, Inc. and its consolidated subsidiaries, unless the context indicates otherwise.
IMPORTANT: YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING PLEASE CAST YOUR VOTE AS SOON AS POSSIBLE BY INTERNET, TELEPHONE OR MAIL THIS WILL ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

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Table of Contents

NOTICE OF 2014 ANNUAL MEETING OF STOCKHOLDERS........................................................................	i

PROPOSAL NO. 1 - ELECTION OF DIRECTORS..............................................................................................	2
Information Concerning Directors and Nominees......................................................................................	3

CORPORATE GOVERNANCE...............................................................................................................................	5
Information Concerning the Board of Directors..........................................................................................	5
Board Leadership Structure..........................................................................................................................	6
Board’s Role in Risk Oversight....................................................................................................................	6
Board Committees........................................................................................................................................	7
Communication with Directors....................................................................................................................	8
Director Compensation................................................................................................................................	9
Director Qualifications and Nomination Procedures...................................................................................	10

PROPOSAL NO. 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM..........................................................................................................................................	11

Report of the Audit Committee....................................................................................................................................	11

Principal Accountant Fees and Services......................................................................................................................	12

PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION..................................................	12

EXECUTIVE OFFICERS OF THE REGISTRANT.............................................................................................	13

COMPENSATION DISCUSSION AND ANALYSIS.............................................................................................	14
Executive Summary - Linking our Performance and Pay............................................................................	14
Compensation Objectives - Why We Pay What We Pay..............................................................................	15
Elements of Compensation..........................................................................................................................	16
Determining Executive Compensation........................................................................................................	17
Equity Awards Structure in 2013 - Increasing the Performance Proportion................................................	18
2013 Executive Compensation - Setting the Compensation Elements........................................................	19
Total Award - Determining the 2013 Bonus.................................................................................................	21
2013 Equity Grants to Named Executive Officers.......................................................................................	22
Other Equity Compensation Policies...........................................................................................................	28
Other Compensation-Related Policies.........................................................................................................	28
Accounting & Tax Considerations...............................................................................................................	29

Report of the Compensation Committee......................................................................................................................	29

Compensation Committee Interlocks and Insider Participation...................................................................................	30

EXECUTIVE COMPENSATION AND OTHER RELATED MATTERS...........................................................	30

Summary Compensation Table....................................................................................................................................	30

Grants of Plan Based Awards.......................................................................................................................................	31

Outstanding Equity Awards..........................................................................................................................................	32

Options Exercises and Stock Vested for Fiscal Year Ended December 31, 2013........................................................	36

Pension Benefits and Nonqualified Deferred Compensation.......................................................................................	36

Potential Payments Upon Termination or Change in Control......................................................................................	36

Indemnification Arrangements.....................................................................................................................................	38

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.........................	39
Section 16(a) Beneficial Ownership Reporting Compliance.......................................................................	41
Certain Relationships and Related Transactions..........................................................................................	41

OTHER ITEMS.........................................................................................................................................................	41
Code of Ethics..............................................................................................................................................	41
Stockholder Proposals for 2015 Annual Meeting........................................................................................	41
Other Business.............................................................................................................................................	42

Proxy Card..................................................................................................................................................................	43

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HEARTLAND PAYMENT SYSTEMS, INC.
90 NASSAU STREET, PRINCETON, NJ 08542

PROXY STATEMENT

2014 Annual Meeting of Stockholders
To Be Held On May 6, 2014
This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being furnished in connection with the solicitation by our Board of Directors of proxies for use at our 2014 annual meeting of stockholders (the “Annual Meeting”) to be held on Tuesday, May 6, 2014, at 9:00 a.m. ET at the Princeton Public Library, 65 Witherspoon Street, Princeton, New Jersey 08542, and at any adjournments or postponements thereof. This Proxy Statement and the related materials are first being made available to stockholders on or about March 27, 2014.
Voting Securities. The close of business on March 10, 2014 is the record date (the “Record Date”) for determining the holders of outstanding shares of our Common Stock, par value $0.001 per share (the “Common Stock”), entitled to receive notice of and vote at the Annual Meeting. On the Record Date, there were approximately 36,573,172 shares of Common Stock outstanding and approximately 19 holders of record. Each holder of record is entitled to one (1) vote at the Annual Meeting for each share of Common Stock held by such stockholder on the Record Date. No other class of securities will be entitled to vote at the Annual Meeting. Stockholders have no cumulative voting rights.
Quorum. The presence in person or by properly executed proxy of the record holders of a majority of the outstanding shares of Common Stock as of the Record Date will constitute a quorum at the Annual Meeting. Shares that are voted “For”, “Against”, “Abstain” or “Withhold Authority” on a matter are treated as being present at the Annual Meeting for purposes of establishing a quorum.
Vote Required for each Proposal. Under Delaware law and our Certificate of Incorporation and Bylaws, as each is in effect on the date hereof, if a quorum exists at the Annual Meeting, the affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked “Withhold Authority” with respect to the election of one or more directors will not be voted for the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. For each other proposal to be considered at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the item will be required for approval.
Abstentions. Under our Bylaws and applicable Delaware law, abstentions will be counted for purposes of determining both (i) the presence or absence of a quorum for transacting business; and (ii) the total number of shares of Common Stock present in person or represented by proxy and entitled to vote on a proposal. A properly executed proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, for any matter other than the election of directors, an abstention will have the same effect as a vote against the proposal.
 Broker Non-Votes. “Broker non-votes” (i.e., shares held by a broker, bank, trustee or nominee which are represented at the meeting, but with respect to which the broker, bank, trustee or nominee is not empowered to vote on a particular non-routine proposal) will be counted in determining whether a quorum is present. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting. Under New York Stock Exchange (“NYSE”) rules, beneficial owners of shares of Common Stock held in street name who do not provide the broker, bank, trustee or nominee that holds such shares of Common Stock with specific voting instructions empower the broker, bank, trustee or nominee to have discretion to vote such shares on Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), but not with respect to Proposal 1 (Election of Directors) and Proposal 3 (Advisory Vote on Executive Compensation), in which case, such shares will be counted as a “broker non-vote” on those proposals.

Voting of Proxies. All shares of Common Stock represented by a valid proxy received prior to the Annual Meeting (and not revoked) will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares of Common Stock will be voted in accordance with the specification so made. If no choice is indicated on the proxy card, the shares will be voted “FOR” all nominees and “FOR” all other proposals described herein in accordance with the recommendation of our Board of Directors.
Revocation of Proxies. A stockholder giving a proxy has the power to revoke his or her proxy at any time prior to the time it is voted by delivering to our Corporate Secretary at the address given above, a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the Annual Meeting and voting in person. Attendance alone at the Annual Meeting is not sufficient to revoke a proxy; a stockholder must vote it at the Annual Meeting to revoke the proxy.
Costs of Solicitation. The Company is bearing the entire cost of soliciting proxies, including preparing assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or be electronic communication by the Company’s directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. To assist in the solicitation of proxies and the distribution and collection of proxy materials, the Company has engaged Innisfree M&A Incorporated, a proxy solicitation firm, for an estimated fee of $10,000. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them in sending proxy materials to their customers or principals who are the beneficial owners of shares of common stock.
Other Matters. Our Board of Directors does not anticipate that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented and you granted a proxy, the persons you named as proxy holders, Robert O. Carr and Robert H.B. Baldwin, Jr., or either of them, will have discretion, to the extent allowed by Delaware law, to vote your shares in accordance with their own judgment on such matters.

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
General
Seven (7) individuals, all of whom are presently members of our Board of Directors, have been nominated for election as our directors for terms expiring at our 2015 annual meeting of stockholders and until their respective successors are elected and qualified. If any nominee should become unavailable to serve, the proxy may be voted for the election of another person designated by the Board of Directors. The Board of Directors has no reason to believe any of the persons named will be unable to serve if elected. There are no family relationships among any of the Company’s directors or executive officers.

Information Concerning Directors and Nominees
Information regarding each nominee for director is set forth in the following table:

Name	Age	Director Since	Position	Term Expires at the Annual Meeting Held In The Year
Robert O. Carr	68	2000	Chairman and Chief Executive Officer	2015
Maureen Breakiron-Evans	59	2012	Director	2015
Mitchell L. Hollin	51	2001	Director	2015
Robert H. Niehaus	58	2001	Director	2015
Marc J. Ostro, Ph.D.	64	2002	Director	2015
Jonathan J. Palmer	71	2003	Director	2015
Richard W. Vague	58	2007	Director	2015
Our policy is not to discriminate on the basis of race, gender or ethnicity and our Board of Directors is supportive of any qualified candidate who would also provide our Board of Directors with more diversity; however, we have no formal policy regarding Board diversity. Our Nominating and Corporate Governance Committee and Board of Directors may consider a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin. Our Nominating and Corporate Governance Committee’s and Board of Directors’ priority in selecting Board members is identification of persons who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, and professional and personal experiences and expertise relevant to our business strategy. The biographical information presented below includes certain qualifications, attributes, skills and other information with respect to the seven (7) directors nominated for re-election and currently serving on our Board of Directors that caused our Nominating and Corporate Governance Committee and Board of Directors to determine that the person should serve as one of our directors:
Robert O. Carr, age 68, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois. Because of Mr. Carr’s deep knowledge of our business and industry as well as his detailed and in-depth knowledge of the issues, opportunities and challenges facing us, we believe that he is an invaluable member of our Board of Directors.
Maureen Breakiron-Evans, age 59, has served as one of our directors since November 2012. Ms. Breakiron-Evans served as Chief Financial Officer of Towers Perrin from January 2007 until April 2008, where she was the head of Financial Resources and responsible for the firm’s financial strategy. From February 2005 until October 2006, Ms. Breakiron-Evans served as Vice President and General Auditor of CIGNA Corporation where she was responsible for managing the enterprise risk management and internal audit functions. From 2001 to 2004, Ms. Breakiron-Evans served as Executive Vice President and Chief Financial Officer at Inovant, LLC, which is VISA’s captive technology development and transaction processing company. Prior to that, Ms. Breakiron-Evans held several positions at Transamerica Corporation in San Francisco including Vice President and General Auditor, Vice President of Control and Services and President of Transamerica Business Technologies Corp. Ms. Breakiron-Evans began her career as a financial auditor, ultimately serving as an Audit Partner with Arthur Andersen & Co. On January 1, 2011, Ms. Breakiron-Evans began serving a four year term as a director of the Federal Home Loan Bank of Pittsburgh. Ms. Breakiron-Evans also serves as a director of Cognizant Technology Solutions Corporation, an information technology services provider, since 2009, where she chairs the Audit Committee and serves on the Nominating and Corporate Governance Committee. Ms. Breakiron-Evans also served as a director of ING Direct, an Internet bank, from November 2005 until March 2007. Ms. Breakiron-Evans received a Bachelor of Business Administration degree from Stetson University, a Master of Business Administration degree from Harvard Business School and a Master of Liberal Arts degree from Stanford University. She is also a Certified Public Accountant in the State of California. Because of her knowledge of business and financial matters as well as well as her experience as an outside director and as a member of audit committees, we believe that Ms. Breakiron-Evans is able to provide valuable input regarding our financial and other matters.

Mitchell L. Hollin, age 51, has served as one of our directors since October 2001 and as our lead director since January 2011. Mr. Hollin is a Partner of LLR Capital, L.P., which is the general partner of LLR Equity Partners, L.P., an independent private equity firm, which he joined in August 2000. From 1994 until joining LLR Capital, L.P., Mr. Hollin was a founder and Managing Director of Advanta Partners LP, a private equity firm affiliated with Advanta Corporation. Prior to his involvement with Advanta Partners LP, Mr. Hollin was a Vice President at Cedar Point Partners LP, a middle market buyout firm and before that an Associate at Patricof & Co. Ventures, Inc., an international venture capital firm. Mr. Hollin is a member of the board of directors of various private companies. Mr. Hollin received a B.S. in Economics and an M.B.A. from the Wharton School of the University of Pennsylvania. We believe Mr. Hollin’s 20 plus years of private equity investment experience with industry expertise in financial services, information technology and outsourced business services as well as his service as a director of numerous companies provides our Board of Directors with insight into the strategic and operational issues that our Company faces.
Robert H. Niehaus, age 58, has served as one of our directors since October 2001.  Mr. Niehaus is the Chairman and founder of GCP Capital Partners LLC, an independent privately held investment management firm and the successor to Greenhill Capital Partners, the merchant banking business of Greenhill & Co., Inc. (NYSE: GHL).  Mr. Niehaus joined Greenhill & Co. in 2000 to begin the formation of Greenhill Capital Partners and served as its Chairman and Chair of its Investment committee from 2000 to 2009. Prior to joining Greenhill & Co., Mr. Niehaus spent 17 years at Morgan Stanley & Co., where he was a Managing Director in the merchant banking department from 1990 to 1999.  Mr. Niehaus was Vice Chairman and a Director of the Morgan Stanley Leveraged Equity Fund II, L.P., a private equity investment fund, from 1992 to 1999, and was Vice Chairman and a Director of Morgan Stanley Capital Partners III, L.P., a private equity fund, from 1994 to 1999.  Mr. Niehaus was also the Chief Operating Officer of Morgan Stanley’s merchant banking department from 1996 to 1998.  Mr. Niehaus currently serves as the Chairman of the Board of Directors of Iridium Communications Inc., a publicly held mobile satellite company, and the director of various private companies.  Mr. Niehaus previously served as a director of the following publicly held companies: American Italian Pasta Company from 1992 to January 2008, Crusader Energy Group Inc. from July 2008 to July 2009, EXCO Resources Inc. from November 2004 to June 2009, Global Signal, Inc. from October 2002 until its merger with Crown Castle International Corp., or Crown Castle, in January 2007, and Crown Castle from January 2007 to July 2007. Mr. Niehaus received a B.A. in International Affairs from the Woodrow Wilson School at Princeton University and an M.B.A. from the Harvard Business School.  We believe that Mr. Niehaus’ substantial experience in investment banking and financial services, as well as his service as a director of numerous companies, provides our Board of Directors with insight into strategic and operational issues that our Company faces.
Marc J. Ostro, Ph.D., age 64, has served as one of our directors since October 2002. Since February 17, 2006, Dr. Ostro has served as a General Partner in Devon Park Bioventures, a venture capital fund targeting investments in therapeutics companies and, in certain cases, medical device, diagnostic and drug discovery technology companies. Previously, from January 2002 to February 2006, Dr. Ostro was a partner at TL Ventures, L.P., a Pennsylvania-based venture capital firm. Immediately prior to that, Dr. Ostro was a private consultant to the biotechnology industry since May 2000. From November 1997 to May 2000, he was Senior Managing Director and Group Leader for KPMG Life Science Corporate Finance (Mergers and Acquisitions). In 1981, Dr. Ostro co-founded The Liposome Company, a biotechnology company. Dr. Ostro received a B.S. in Biology from Lehigh University, a Ph.D. in Biochemistry from Syracuse University, and was a Postdoctoral Fellow and Assistant Professor at the University of Illinois Medical School. Dr. Ostro brings to our Board significant experience assisting companies with strategic allocation of capital resources.
Jonathan J. Palmer, age 71, has served as one of our directors since November 2003. Since May 2006, Mr. Palmer has served as President and Chief Executive Officer of PA Liberty Holdings, an investment company. From November 2005 until September 2010, Mr. Palmer served as President and Chief Executive Officer of FSV Payment Systems, a leading prepaid debit issuer and processor. From 1999 to October 2003, Mr. Palmer served as President and Chief Executive Officer of Vital Processing Services. From 1996 to 1999, he served as President and Chief Executive Officer of Wellspring Resources, an outsourced benefits administrator. From 1990 to 1996, Mr. Palmer was the Chief Retail Banking and Technology Executive at Barnett Banks, where he created Barnett Technologies, an outsourced services firm offering a wide range of back office functions for banks. Prior to joining Barnett Banks, he was an Executive Vice President with Shearson Lehman Brothers, and held a number of roles at Fidelity Bank in Philadelphia, succeeding to Vice Chairman in the late 1980s. Mr. Palmer received a B.S. in Applied Mathematics from LaSalle University, and an M.B.A. from the Wharton School of the University of Pennsylvania. Mr. Palmer brings to our Board substantial experience in our industry, having served as Chief Executive Officer of several companies in the payment processing industry. Because of such experience, we believe that Mr. Palmer has a deep understanding of many of the strategic and operational issues we face and provides useful insight to our Board as we review our strategic initiatives.

Richard W. Vague, age 58, has served as one of our directors since May 2007.  Since October 2010, Mr. Vague has served as Managing Partner of Gabriel Investments, an early stage investment fund.  From May 2007 until September 2011, Mr. Vague served as Chief Executive Officer and Co-Founder of Energy Plus, a Philadelphia-based electricity and natural gas supplier.  Immediately prior to that, Mr. Vague served as the Chief Executive Officer of Barclays Bank Delaware, a financial institution and credit card issuer, a company he co-founded as Juniper Financial in 2000; the company was sold to Barclays Bank Delaware in 2004.  From 1985 to 1999, Mr. Vague was with First USA, a company he co-founded and eventually served as Chairman and CEO.  He also served for a period as Chairman of Paymentech, the merchant processing subsidiary of First USA which was acquired by Bank One in 1997.  Mr. Vague received a B.S. in communication from the University of Texas at Austin.  Mr. Vague has served as a Chief Executive Officer and corporate Chairman in our industry for more than 20 years, which gives him an understanding of many of the strategic and operational issues we face.
Vote Required
If a quorum is present, the affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote on the matter is required to elect any director named below.
Board Recommendation
Our Board of Directors recommends that stockholders vote “For” the nominees listed below.
CORPORATE GOVERNANCE
Information Concerning the Board of Directors
Committee Structure. Our Board of Directors has three standing committees: (i) an Audit Committee; (ii) a Compensation Committee; and (iii) a Nominating and Corporate Governance Committee. Each of the Audit, Compensation and Nominating and Corporate Governance Committees has adopted a charter. From time to time, our Board of Directors may also form special, ad hoc committees to which it delegates certain authority to administer particular duties of the Board.
Board and Committee Meetings. Robert O. Carr serves as the Chairman at meetings of our Board of Directors. Our Board of Directors held six meetings in the fiscal year 2013 either in person or by telephone. During this period, each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by each Committee on which he or she served during the period in 2013.
It is our policy to encourage directors to attend our annual meetings of stockholders. Six of seven of our directors who stood for election in 2013 attended our 2013 annual meeting of stockholders.
Independence Determinations. Our Board of Directors has determined that the following directors are “independent” under current NYSE rules: Maureen Breakiron-Evans, Mitchell L. Hollin, Robert H. Niehaus, Marc J. Ostro, Ph.D., Jonathan J. Palmer and Richard W. Vague. To be considered independent, our directors must meet the bright-line independence standards under the listing standards of the NYSE, and the Board of Directors must affirmatively determine that the director otherwise has no material relationship with us directly or as an officer, stockholder or partner of an organization that has a relationship with us.
Robert O. Carr serves as Chairman at meetings of our Board of Directors. Mitchell L. Hollin, our lead director, presided over executive sessions of our non-management directors. During fiscal year 2013, six (6) executive sessions of our non-management directors were held.
For additional information on our corporate governance, including the charters approved by our Board of Directors for our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee, the Code of Business Conduct and Ethics and the Corporate Governance Guidelines, please visit the Corporate Governance page of our investor relations website at www.heartlandpaymentsystems.com/AboutHeartland/Investor-Relations. Printed copies of this information may be obtained by requesting copies from our Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

Board Leadership Structure
Chairman and CEO. Robert O. Carr has served as Chairman of the Board of Directors and Chief Executive Officer since our inception in June 2000. Our Board of Directors believes that Mr. Carr’s service as both Chairman of the Board of Directors and Chief Executive Officer is in our best interests and the best interests of our stockholders. This Board leadership structure is commonly utilized by public companies in the United States, and we believe that this Board leadership structure has been effective for us. Mr. Carr possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing us, and is thus best positioned to develop agendas that ensure that our Board’s time and attention are focused on the matters that are most critical to us. We believe this eliminates the potential for duplication of efforts and inconsistent actions. Additionally, having one person serve as both Chairman of the Board of Directors and Chief Executive Officer shows our employees, customers, stockholders and other constituencies that we are under strong and decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently.
Lead Independent Director. Recognizing that it is important for our Board of Directors to be able to provide independent oversight of management and to formulate strategy, our Board of Directors created the position of Lead Independent Director in January 2011. Our Board of Directors has appointed Mr. Hollin as Lead Independent Director and determined that the Lead Independent Director will perform the following functions to ensure that our independent directors play an active role in corporate governance. The Lead Independent Director is responsible for:

•	presiding at all meetings of our Board of Directors at which our Chairman of the Board is not present, including executive sessions of the independent directors;

•	setting the agenda for and leading executive sessions of the independent directors (which are held on a regular basis);

•	briefing our Chief Executive Officer on selected issues arising in the executive sessions;

•	collaborating with our Chairman of the Board and Chief Executive Officer in the setting of Board agendas;

•	seeking agenda items from other independent directors;

•	facilitating discussion among the independent directors on key issues and concerns outside of meetings of our Board of Directors,

•	serving as a non-exclusive conduit to our Chief Executive Officer of views, concerns, and issues of the independent directors;

•	calling meetings of the independent directors, and

•	suggesting that the Chairman of the Board call full Board meetings when appropriate.
Our Board of Directors believes the combined role of Chairman of the Board of Directors and Chief Executive Officer, together with an independent Lead Director having the duties described above, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management.
Board’s Role in Risk Oversight
Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. Management is responsible for the day-to-day management of risks we face, while our Board of Directors, as a whole and through its Committees, has responsibility for the enterprise-wide oversight of risk management. In its risk oversight role, our Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.
Our Board of Directors is actively involved in oversight of risks that could affect us. This oversight is conducted in part through the Audit Committee of our Board of Directors, as disclosed in the description of the Audit Committee below and in the charter of the Audit Committee, but our full Board of Directors has retained responsibility for general oversight of risks. Our Board of Directors satisfies this responsibility through full reports by the Chairman of the Audit Committee regarding the Audit Committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within our Company, as our Board of Directors believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. With respect to risks related to our compensation programs, we have considered the structure and design of our compensation program and believe that the program does not create risks that would have a materially adverse effect on us. Because of the structure and mix of compensation, including compensation tied to individual performance and our Company’s financial performance, and our Compensation Recovery Policy, which is described below, we believe that our compensation programs are designed to reduce the likelihood of excessive risk-taking. As necessary, we will review our compensation programs to determine how our pay practices interact with our risk profile and make adequate changes in light of such risks.
Board Committees

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Mitchell L. Hollin, Lead Independent Director		X	X
Maureen Breakiron-Evans	X*
Robert H. Niehaus		X*
Marc J. Ostro, Ph.D.	X		X*
Jonathan J. Palmer	X	X
Richard W. Vague
*Chairman
Audit Committee. Our Audit Committee is solely responsible for the appointment of and reviewing fee arrangements with our independent registered public accounting firm, and approving any non-audit services by our independent registered public accounting firm. For additional information regarding our fee arrangements with our independent registered public accounting firm, see the section entitled, “Principal Accountant Fees and Services” below. Our Audit Committee reviews and monitors our internal accounting procedures and reviews the scope and results of the annual audit and other services provided by our independent registered public accounting firm. Our Audit Committee reviews our major financial and information technology risk exposures with management. Our Audit Committee currently consists of Ms. Breakiron-Evans, Mr. Palmer, and Dr. Ostro, each of whom is an independent director under current NYSE rules and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Breakiron-Evans currently serves as the Chair of our Audit Committee. Mr. Raymond, until his resignation in 2013, served as the Chair of our Audit Committee until May 8, 2013, when Ms. Breakiron-Evans was named as his successor. We believe that each of the members of the Audit Committee is financially sophisticated and is able to read and understand our consolidated financial statements. Our Board of Directors has determined that Ms. Breakiron-Evans qualifies as an Audit Committee ‘‘financial expert’’ as defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee held six meetings during fiscal 2013.
Compensation Committee. Our Compensation Committee is primarily responsible for reviewing and approving the compensation and benefits of our executive officers, evaluating the performance and compensation of our executive officers in light of our corporate goals and objectives, administering our employee benefit plans and making recommendations to our Board of Directors regarding these matters, and administering our equity compensation plans. Our Compensation Committee currently consists of Messrs. Hollin, Niehaus and Palmer, each of whom is an independent director under current NYSE rules and Rule 10C of the Exchange Act. Mr. Niehaus serves as Chairman of our Compensation Committee. Our Compensation Committee held two meetings during fiscal 2013.
Our Chief Executive Officer conducts performance reviews of members of executive management and, except with respect to himself, makes recommendations to our Compensation Committee on compensation, including salary increases, bonuses and equity grants based on our Company’s overall performance and his assessment of the individual’s responsibilities and performance. Our Compensation Committee reviews these recommendations independently and approves, with any modifications it considers appropriate, the compensation for members of executive management, including our Chief Executive Officer. For the fiscal year 2013, our Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”) to review our compensation structure as more fully described in the section entitled “Compensation Discussion and Analysis” below.  FW Cook does not provide any other services to us or our affiliates.

For additional disclosure on our compensation of our named executive officers see the section entitled “Compensation Discussion and Analysis” below.
Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee makes recommendations to our Board of Directors concerning nominations to the Board, including nominations to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors). Our Nominating and Corporate Governance Committee will consider nominees for our Board of Directors nominated by stockholders upon submission in writing to our Corporate Secretary of the names of such nominees in accordance with our Bylaws. This Committee is also charged with shaping corporate governance policies and codes of ethical and legal conduct, and monitoring compliance with such policies. Our Nominating and Corporate Governance Committee currently consists of Dr. Ostro and Mr. Hollin, each of whom is an independent director under current NYSE rules. Dr. Ostro serves as Chairman of our Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee held two meetings during 2013.
Communication with Directors
Stockholders who wish to communicate with our entire Board of Directors, the non-management directors as a group, or the Chair of any of the Board Committees may do so telephonically by calling Charles Kallenbach, our Chief Legal Officer, General Counsel and Secretary, at (609) 683-3831, extension 2224 or by mail c/o Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, 2nd Floor, Princeton, New Jersey 08542. Communications are distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of our Board of Directors should be excluded, such as spam, job inquiries, business solicitations or product inquiries. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any director upon request.
Our Board of Directors has also adopted policies designed to allow stockholders and other interested parties to communicate directly with our directors. Any interested party that wishes to communicate directly with our Board of Directors or any director or the non-management directors as a group should send communications in writing to Chair of the Audit Committee (currently Maureen Breakiron-Evans ), c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. The mailing envelope must contain a clear notation indicating that the enclosed letter is “Stockholder/Interested Party - Non-Management Director Communication,” “Stockholder/Interested Party - Board Communication,” “Stockholder/Interested Party - Audit Committee Communication” or “Stockholder/Interested Party - Director Communication,” as appropriate. All such letters must identify the author as a stockholder or other interested party and clearly state whether the intended recipients are all members of the Board of Directors, a Board Committee or certain specified individual directors. Copies of all such letters will be circulated to the appropriate director or directors. There is no screening process in respect of communications from stockholders or other interested parties which are sent in such manner. Interested parties may also call Ms. Breakiron-Evans with such concerns at (888) 798-3131, extension 2230. The information for communicating with the Audit Committee and non-management directors is also available in the Corporate Governance Guidelines which are located in the investor relations section of our website, www.heartlandpaymentsystems.com.

Director Compensation
The table below sets forth the compensatory arrangements with the non-employee directors of the Company for 2013:

Annual Retainer...................................................	$50,000
Lead independent director....................................	Additional $15,000 annual retainer
Audit committee chairman..................................	Additional $15,000 annual retainer
Compensation committee chairman....................	Additional $7,500 annual retainer
Nominating and Corporate Governance committee chairman....................................	Additional $7,500 annual retainer
Per in-person committee meeting........................	Additional $2,000
Per telephonic committee meeting.......................	Additional $1,000
Annual Equity Compensation..............................	Equity worth $75,000 in the form of restricted stock units (100% vests upon the earlier of the one year anniversary of the date of grant or the last business day preceding our next annual meeting )
In addition, the Company reimburses directors for travel expenses incurred in connection with attending Board of Directors, Committee and stockholder meetings and for other Company business-related expenses.
Under these arrangements, we paid the non-employee members of our Board of Directors the following compensation during the fiscal year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Equity Awards ($)(1)	Total Compensation ($)
Maureen Breakiron-Evans	$69,250	$74,983	$144,233
Mitchell L. Hollin	$64,250	$74,983	$139,233
Robert H. Niehaus	$61,375	$74,983	$136,358
Marc J. Ostro, Ph.D.	$64,500	$74,983	$139,483
Jonathan J. Palmer	$59,875	$74,983	$134,858
Richard W. Vague	$50,000	$74,983	$124,983
George F. Raymond	$22,417	—	$22,417

(1)
Amounts represent the aggregate fair value of restricted stock units granted to the members of our Board of Directors during the year ended December 31, 2013. No stock options were granted to the members of our Board of Directors during the year ended December 31, 2013.

Restricted Stock Units and Stock Options Granted to Directors in 2013

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Grant Date Fair Value of Stock and Option Awards

Maureen Breakiron-Evans	5/8/2013	2,355	—	$74,983
Mitchell L. Hollin	5/8/2013	2,355	—	$74,983
Robert H. Niehaus	5/8/2013	2,355	—	$74,983
Marc J. Ostro, Ph.D.	5/8/2013	2,355	—	$74,983
Jonathan J. Palmer	5/8/2013	2,355	—	$74,983
Richard W. Vague	5/8/2013	2,355	—	$74,983

Director Restricted Stock Units and Options Outstanding at December 31, 2013

Name	Number of Shares of Stock or Units	Number of Stock Options Outstanding
Maureen Breakiron-Evans	2,355	—
Mitchell L. Hollin	2,355	1,250
Robert H. Niehaus	2,355	4,166
Marc J. Ostro, Ph.D.	2,355	2,916
Jonathan J. Palmer	2,355	—
Richard W. Vague	2,355	12,916

Director Qualifications and Nomination Procedures
Criteria for Board Membership. In selecting candidates for appointment or re-election to our Board of Directors, our Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board of Directors, and seeks to insure that: at least a majority of our directors are independent under the rules of the SEC and the NYSE; members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of the NYSE; and at least one (1) of member of our Audit Committee qualifies as an “audit committee financial expert” under the rules of the SEC. Nominees for director are selected on the basis of their depth and breadth of experience, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to duties required by the Board of Directors. For more information on the qualifications, attributes, skills and other biographical information of each of our nominees for director, see “Information Concerning Directors and Nominees” above.
Stockholder Nominees. Our Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. Any such nominations should be submitted to the Nominating and Corporate Governance Committee c/o our Corporate Secretary and should include the following information: (i) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected); (ii) the names and addresses of the stockholders making the nomination and the number of shares of our Common Stock which are owned beneficially and of record by such stockholders; and (iii) appropriate biographical information and a statement as to the qualification of the nominee, and should be submitted in the time frame described in our Bylaws and under the caption, “Stockholder Proposals for 2015 Annual Meeting.” No director nominations were submitted by stockholders for the 2014 Annual Meeting.
Process for Identifying and Evaluating Nominees. Our Nominating and Corporate Governance Committee believes we are well served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for membership to our Board of Directors, our Nominating and Corporate Governance Committee will recommend that our Board of Directors re-nominate incumbent directors who continue to be qualified for service on our Board of Directors and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on our Board of Directors occurs between annual stockholder meetings, our Nominating and Corporate Governance Committee will seek out potential candidates for appointment to our Board of Directors who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. Director candidates will be selected based on input from members of our Board of Directors, our senior management and, if our Nominating and Corporate Governance Committee deems appropriate, a third-party search firm. Our Nominating and Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references. In addition, such candidates will be interviewed by at least one member of our Nominating and Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of our Board of Directors. Based on this input, our Nominating and Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to our Board of Directors that this candidate be appointed to fill a current vacancy on our Board of Directors, or presented for the approval of the stockholders, as appropriate.
Since becoming a public company, we have never received a proposal from a stockholder to nominate a director. Although our Nominating and Corporate Governance Committee has not adopted a formal policy with respect to stockholder nominees, our Nominating and Corporate Governance Committee expects that the evaluation process for a stockholder nominee would be similar to the process outlined above. No formal policy regarding stockholder nominees has been implemented because there has never been a proposal from a qualifying stockholder to nominate a director.
PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Deloitte & Touche LLP to continue to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014. We are asking our stockholders to ratify this appointment. If ratification by the stockholders of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm is not obtained, our Audit Committee will reconsider this appointment. Even if the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if our Audit Committee determines that such a change would be in our best interests and in the best interests of our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are also expected to be available to respond to appropriate questions from stockholders. See “Principal Accountant Fees and Services” for the aggregate audit fees, audit-related fees, tax fees and all other fees paid by us to Deloitte & Touche in 2013 and 2012, and our “Audit Committee Pre-Approval Policies.”
Vote Required
If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for approval of Proposal No. 2.
THE BOARD OF DIRECTORS RECOMENDS THAT THE STOCKHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2014
REPORT OF THE AUDIT COMMITTEE
The primary responsibilities of the Audit Committee are to oversee our financial reporting process on behalf of the Board of Directors, to review our financial statements, appoint, review and approve fee arrangements with our independent accountants, and to report the results of the Audit Committee’s activities to the Board of Directors.
Our management has the primary responsibility for the financial statements and financial reporting process, including the systems of internal control. Our independent accountants, Deloitte & Touche LLP, are responsible for auditing those financial statements in accordance with generally accepted accounting principles and issuing a report thereon. The Audit Committee has reviewed and discussed with management and the independent accountants our audited financial statements as of and for the year ended December 31, 2013.
The Audit Committee has discussed with the independent accountants the matters required to be discussed by the Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants and adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received and reviewed the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence. In addition, the Audit Committee has considered the compatibility of non-audit services with the independent accountants’ independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.
This report has been furnished by the members of the Audit Committee:
Maureen Breakiron-Evans, Chairman
Marc J. Ostro, Ph.D.
Jonathan J. Palmer

PRINCIPAL ACCOUNTANT FEES AND SERVICES
Independent Public Accountants
Deloitte & Touche LLP (“Deloitte”) served as our independent registered public accounting firm for the years ending December 31, 2013 and 2012.
Audit Fees
The aggregate fees billed by Deloitte for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements were $1,627,276 for 2013 and $1,372,393 for 2012.
Audit-Related Fees
No fees were billed by Deloitte for professional services under this category for 2013 or 2012.
Tax Fees
The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice, and tax planning were $112,645 for 2013 and $17,250 for 2012. The fees primarily related to services provided in connection with our tax return preparation, compliance and audit support.
All Other Fees
No other fees were billed by Deloitte in 2013 or 2012.
Audit Committee Pre-Approval Policies
Our Audit Committee pre-approves any audit and audit-related services and any permissible non-audit services provided by Deloitte prior to the commencement of the services. In determining whether to pre-approve a non-audit service, our Audit Committee considers whether providing the non-audit services is compatible with maintaining the auditor’s independence. To minimize potential impairments to the objectivity of the independent auditor, it has been our Audit Committee’s practice to limit the non-audit services that may be provided by our independent registered accounting firm to tax return, compliance and planning services.
All of the services described under the captions Audit Fees, Audit-Related Fees, Tax Fees, and All Other Fees were approved by our Audit Committee in accordance with the foregoing policy.
PROPOSAL NO. 3:
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are offering our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” and accompanying narrative and tabular disclosure on beginning on page 14.
Our executive compensation program is designed to attract, motivate, and retain our named executive officers, who can contribute to our success. We believe our incentive compensation encourages a balance between rewarding achievement of our short-term performance objectives while also focusing attention on investing for long-term growth, which will enhance long-term stockholder return. Please read the “Compensation Discussion and Analysis” beginning on page 14 for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and will take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results. If any stockholder wishes to communicate with our Board of Directors regarding executive compensation, our Board of Directors can be contacted using the procedures outlined in “Communication with Directors” set forth above in this Proxy Statement.
Vote Required
If a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present or represented by valid proxies at the Annual Meeting and entitled to vote on the matter is required for approval, by a non-binding advisory vote, of Proposal No. 3.
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS APPROVE, BY A NON-BINDING ADISORY VOTE, OUR EXECUTIVE COMPENSATION
EXECUTIVE OFFICERS OF THE REGISTRANT
The following table sets forth information regarding our executive officers as of March 10, 2014.

Name	Age	Position
Robert O. Carr	68	Chairman of the Board and Chief Executive Officer
Robert H.B. Baldwin, Jr.	59	Vice Chairman and Interim Chief Financial Officer
David Gilbert	56	President - Hospitality Group
Michael A. Lawler	51	President - Strategic Markets Group
Charles H.N. Kallenbach	50	Chief Legal Officer, General Counsel and Secretary
Robert O. Carr, age 68, has served as Chairman of our Board of Directors and as our Chief Executive Officer since our inception in October 2000. Mr. Carr had been Chairman of the Members’ Committee and Chief Executive Officer of our predecessor, Heartland Payment Systems LLC, from March 1997 to October 2000 when the merger of Heartland Payment Systems LLC into our Company became effective. Mr. Carr co-founded Heartland Payment Systems LLC with Heartland Bank in March 1997. Prior to founding Heartland, Mr. Carr worked in the payments and software development industries for 25 years. Mr. Carr received a B.S. and M.S. in Mathematics and Computer Science from the University of Illinois.

Robert H.B. Baldwin, Jr., age 59, has served as our Vice Chairman since June 2012 and he was named as our Interim Chief Financial Officer on October 9, 2013. He served as our President from October 2007 until June 2012, and as our Chief Financial Officer from our inception in October 2000 until April 2011. Mr. Baldwin had been Chief Financial Officer and Secretary of our predecessor, Heartland Payment Systems LLC, from May 2000 to October 2000. From July 1998 to May 2000, Mr. Baldwin served as the Chief Financial Officer of COMFORCE Corp., a publicly-traded staffing company. From 1985 through July 1998, Mr. Baldwin was a Managing Director in Smith Barney’s Financial Institutions advisory business and from 1980 to 1985 he was a Vice President with Citicorp. Mr. Baldwin received a B.A. in History from Princeton University and an M.B.A. from Stanford University.
David Gilbert, age 56, has served as our President - Hospitality Group since July 2012. Prior to joining us, he served as Chief Operating Officer of the National Restaurant Association from February 2009 until June 2012, where was responsible for the National Restaurant Association's technology, operations, trade shows, business partnerships and food safety training programs. Prior to the National Restaurant Association, Mr. Gilbert was a restaurant industry consultant with Gilbert & Associates beginning in July 2006. He has held other senior executive positions including chief administrative officer with Cracker Barrel Old Country Store, Inc. and executive vice president and chief administrative officer with Shoney's, Inc. Mr. Gilbert holds a Bachelor of Science majoring in Hotel and Restaurant Administration from Florida State University.
Michael A. Lawler, age 51, has served as our President - Strategic Markets Group since June 2012 and prior to that as our Chief of Corporate Development and Executive Director of Payment Portal Systems from October 2009. From December 2008 until October 2009, Mr. Lawler worked as a consultant for the Company on various projects. Prior to joining us, he served as Senior Vice President, Electronic Payment Processing, of Tier Technologies, Inc., where he was responsible for the company's electronic payment processing subsidiaries. Mr. Lawler holds a bachelor’s degree in computer engineering and a master’s degree in computer science from Auburn University.
Charles H. N. Kallenbach, age 50, has served as our Chief Legal Officer, General Counsel and Secretary since January 2007. Prior to joining Heartland, Mr. Kallenbach served as Senior Vice President, Legal and Regulatory, and Secretary at SunCom Wireless Holdings Inc., an NYSE-listed wireless communications company that was acquired by T-Mobile. From September 2001 to January 2004, Mr. Kallenbach was Vice President and General Counsel for Eureka Broadband Corporation. From January 2000 to September 2001, he was Vice President, General Counsel and Secretary, as well as Vice President of Human Resources for 2nd Century Communications. From April 1996 to January 2000, Mr. Kallenbach was Vice President Legal and Regulatory Affairs for e.spire Communications, Inc. Prior to that, he practiced law with Jones Day and Swidler & Berlin from November 1990 to April 1996. He also served as Legislative Assistant to United States Senator Arlen Specter from June 1985 to July 1987. Mr. Kallenbach holds a Juris Doctor from the New York University School of Law in New York, NY and a Bachelor of Arts from the University of Pennsylvania, Philadelphia, PA.
COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis provides the principles and objectives underlying our executive compensation policies, the most significant factors relevant to an analysis of these policies, and information about the fiscal year 2013 compensation programs for our named executive officers. For 2013, our named executive officers are as follows:

•	Robert O. Carr, our Chairman and Chief Executive Officer;

•	Robert H.B. Baldwin, Jr., our Vice Chairman and Interim Chief Financial Officer;

•	David Gilbert, our President, Hospitality Group;

•	Michael A. Lawler, our President, Strategic Markets;

•	Charles H. N. Kallenbach, our Chief Legal Officer, General Counsel and Secretary

•	Maria Rueda, who served as our Chief Financial Officer until September 25, 2013.

Executive Summary - Linking Our Performance and Pay
Our compensation program is designed to attract and retain a dynamic and talented executive team that is focused on our overall growth and profitability. In 2013, we achieved strong financial and operating results while we pursued our goals of becoming the industry leader in payment processing solutions and expanding our Payroll, Campus Solutions, School Solutions and related businesses. Recent highlights include:

•
The closing price of our Common Stock increased to $49.84 (as measured on December 31, 2013) from $29.50 (as measured on December 31, 2012), which is an increase of approximately 69%. In comparison, the S&P 500 increased approximately 30% during this timeframe. This followed an approximately 21% increase in the price of our Common Stock in 2012 compared to an approximately 13% increase of the S&P 500 in 2012.

•
We increased our income from operations, measured as total revenues less total expenses, to $126.1 million in 2013 from $109.8 million in 2012, a year-over-year increase of approximately 15%. Such year-over-year increase in our income from operations in 2013 from 2012 followed an approximately 44% year-over-year increase in 2012 from 2011.

•
We increased our GAAP net income from continuing operations to $74.7 million, or $1.96 per share, in 2013 compared to $64.4 million, or $1.60 per share, in 2012, a year-over-year increase of approximately 16%. Such year-over-year increase in our GAAP net income from continuing operations in 2013 from 2012 followed an approximately 50% year-over-year increase in 2012 from 2011.

•
We continued to return cash to our stockholders by increasing our quarterly dividend from $0.04 per share in 2011 to $0.06 per share in 2012 to $0.07 per share in 2013 to $.085 per share in March 2014.

•
We also continued to return cash to our stockholders by initiating an additional stock repurchase program of $75 million in May 2013 following completion of the repurchase programs of $50 million each that were authorized in October 2011, July 2012 and November 2012, respectively.

In 2013, our Compensation Committee, in light of our compensation objectives and in consideration of our compensation elements discussed below, made the following changes to our compensation programs:

•
provided only 20% of the annual ongoing time-vested equity award value granted to named executive officers, with 80% of the equity awards granted contingent on performance goals, relative total shareholder return or stock price hurdles;

•
approved and recommended for approval by the Board of Directors grants of both performance share units and restricted stock units to our named executive officers. Similar to the grants made in 2012, our Board of Directors, after the approval and recommendation by our Compensation Committee, granted (i) performance share units that vest based on our relative total shareholder return over a three-year timeframe relative to a peer group of 91 other companies, (ii) performance share units which vest based on a three-year cumulative non-GAAP earnings per share growth and (iii) restricted stock units (“RSUs”) which vest based on the recipient’s continuous service with us. In 2013, our Board of Directors, after the approval and recommendation by our Compensation Committee, introduced performance share units that vest based on our absolute total shareholder return of our Common Stock over a four year timeframe based on achieving targeted appreciation in the price of our Common Stock. These performance share units are subject to accelerated vesting after three years if we achieve the targeted appreciation in the price of our Common Stock by that timeframe. Eighty percent of the equity awards granted to our named executive officers in the regular ongoing 2013 program were performance based. Our Board of Directors and Compensation Committee believe that this mix and amount of performance share units and RSUs will further reinforce the link between pay and performance;

•	continued our policy of providing minimal perquisites to our named executive officers;

•	increased base salaries paid to each of our named executive officers by 2.5%; and

•
remained committed to our philosophy of “pay for performance” and awarded cash incentive bonuses at levels that were below target due to our named executive officers’ partial achievement of the 2013 financial performance goals approved by our Compensation Committee.

Compensation Objectives - Why We Pay What We Pay
The primary objective of our compensation program is to provide our named executive officers with strong incentives to drive our operating performance and profitability, while promoting a successful balance between near-term performance and our long-term success.  Our Board of Directors and our Compensation Committee observe that while management cannot control the myriad of factors that directly affect our Company’s performance and the price of our Common Stock, an incentive structure that encourages superior short-term operating performance (as compared to our industry and internal goals), while also focusing on sustainable long-term growth, is most likely to result in our Common Stock outperforming the broad equity indices, such as the S&P 500 and Russell 3000, and similar companies in our industry over both the short- and long-term.  Ultimately, the overall performance of our Common Stock (measured as the total return, inclusive of dividends) is most important to our stockholders and our compensation objectives are thus intended to encourage management to achieve superior long-term growth.
The compensation program adopted by our Board of Directors and our Compensation Committee is designed to reflect these objectives by:

•	aligning individual compensation with our growth and profitability, as measured by our overall operating and financial performance over both one and three years;

•	measuring our near-term operating and financial performance relative to our internal goals and our industry’s performance;

•	determining our long-term success in creating stockholder value;

•	creating incentives which are responsibly balanced against the potential risks of such incentives; and

•	reflecting the market for our executive talent.
Our Board of Directors and our Compensation Committee believe that the use of a mix of “at risk” annual short-term incentive cash compensation, balanced by performance-based and retention-based long-term equity incentives, is the best method to accomplish our objectives.
The factors we consider in setting executive compensation levels are:

•	performance (short-term and long-term results against our budgets and established performance objectives as well as how our budgets compare to other performance data);

•	overall compensation cost (relative to budget and our financial position);

•	relative internal value of named executive officer positions;

•	retention factors;

•	regulatory guidelines (for example, Internal Revenue Code Section 162(m)); and

•	compensation data for similar positions within our peer group.
Elements of Compensation
Our Board of Directors and our Compensation Committee selected three principal elements for our compensation program, which include the following:

•	base salary;

•	annual incentive cash compensation; and

•	equity incentive programs (restricted stock units and performance share units).
Our Board of Directors and our Compensation Committee provides each element of compensation for the following reasons:

•
Base Salary:  Salary provides cash compensation to secure the services of our executive talent and pay for their management expertise in the normal course of our operations. Salary also provides a baseline for our annual incentive cash compensation program and a means of recognizing career growth.

•
Annual Incentive Cash Compensation:  The annual cash bonus opportunity incentivizes our executives to achieve short-term financial and operating performance relative to our internal annual goals.  Our Company believes that these awards, although potentially unrelated to the absolute or relative price of our Common Stock for the applicable period, reflect the achievement of key financial and profitability metrics and therefore follow our “pay for performance” philosophy.

•
Equity Incentive Programs:  Our Board of Directors and our Compensation Committee strongly believe that structuring our compensation with a significant equity component is an effective method of aligning the interests of our named executive officers with those of our stockholders. Furthermore, a majority of the named executive officer equity awards are performance based and provide an incentive for making sustainable business decisions with a focus on our Company’s long-term viability and financial performance. Finally, equity award decisions are made at the end of the year, once performance is largely known and the most recent results of the non-binding stockholder vote on executive compensation (“say-on-pay”) are known. This allows calibration of the grants with both forward and backward looking performance expectations as well as any feedback received from stockholders on the previous compensation program.

In addition to the above elements, we also have entered into noncompetition and non-solicitation agreements with our named executive officers, which contain a potential severance element. We believe these agreements are beneficial to both our Company and our named executive officers for the mutual protections they provide. We do not provide retirement or pension benefits (other than the 401(k) plan offered to all employees) because we believe that the equity incentives which our named executive officers earn should provide significant long-term value if our financial and operating performance meets our internal goals. Moreover, we do not offer perquisites to our named executive officers because we do not consider such benefits to be either necessary or consistent with our “pay for performance” philosophy.
Determining Executive Compensation - Role of Our Board of Directors, Compensation Committee, Independent Compensation Consultant and Management
Our Board of Directors and our Compensation Committee administer our compensation programs and practices to ensure that they align with our compensation objectives. As discussed under the heading “Executive Summary: Linking Our Performance and Pay” above, 2013 reflected an improvement in our overall financial and operating performance relative to our strong 2012 performance. Led by our Chairman and Chief Executive Officer, Robert O. Carr, we achieved strong returns for our stockholders and many of our compensation decisions reflected our overall financial and operating performance in 2013, while recognizing our previous financial and operating performance, compensation decisions made in 2012 and our compensation program’s overall objectives and goals.
Our Independent Compensation Consultant. Our Compensation Committee engaged the services of an independent compensation consulting firm, Frederic W. Cook & Co., Inc., or FW Cook, to review our compensation structure in 2013.  FW Cook reports to our Compensation Committee and does not perform any other work for our Board of Directors or for management other than advising on executive compensation matters. Our Compensation Committee considered the independence of FW Cook and believed there were no conflicts of interest. As in previous years, FW Cook, among other things, made recommendations to our Compensation Committee with respect to the structure of our executive compensation program and provided data regarding the pay of our named executive officers as well as peer companies.
Our Peer Group. Our Compensation Committee, with FW Cook, developed a peer group of companies, identifying other publicly-traded U.S.-based companies in the “Software and Services” S&P GICS group with revenue and market capitalization sizes between one-quarter and four times our revenues and market capitalization as of July 31, 2012. The goal of the peer group was to identify relevant competitors in terms of industry and size using objective factors. The peer group used for making 2013 base salary and target bonus decisions was comprised of the following companies:

Cardtronics	CSG Systems	Euronet Worldwide

Fair Issac	FleetCor Technologies	Global Cash Access

Global Payments	Green Dot	Higher One

Jack Henry & Associates	JDA Software	MAXIMUS

MICROS Systems	Moneygram International	Syntel

TNS	Total System Services	Ultimate Software

Vantiv	VeriFone Systems	Wright Express

The peer group was reviewed again in September 2013 and modest changes were made to remove companies that were acquired or were outside the objective size criteria. The following changes were made to the peer group in September 2013: (i) we removed JDA Software and TNS because they were acquired and (ii) we removed FleetCor Technologies because its market capitalization was more than four times our market capitalization. The revised peer group was utilized for our 2013 equity compensation decision-making, as well as 2014 salary and target bonus decisions.
While we do not directly tie or benchmark our named executive officers’ compensation to the compensation of our peer group’s executives, FW Cook’s comparisons and analysis served as a reference point to examine compensation for 2013 and as a starting point for compensation figures and programs in 2014. In addition, FW Cook reviewed the compensation practices of our peers and made recommendations regarding current practices and trends. Peer comparisons were provided for base salaries, annual cash incentives, long-term equity incentives, total compensation, equity ownership and other general policies. In addition, our relative financial operating performance and relative stockholder return was factored into these comparisons.
Equity Awards Structure in 2013 - Increasing the Performance Proportion
In 2013, our Compensation Committee, with the assistance of FW Cook, reviewed the allocation of equity awarded to our named executive officers and the general structure of our short-term cash bonus plan. The 70/30 split of performance versus time-vested equity awards was changed to an 80/20 split of performance versus time-vesting equity awards. After reviewing the market data and considering the desire to ensure pay and performance align, in 2013, our Compensation Committee approved and recommended for approval by our Board of Directors the allocation of the equity portion of named executive officers’ awards set forth below. Our Board of Directors, with Mr. Carr recusing himself from the meeting when his equity awards were reviewed, discussed and approved, then reviewed, discussed and approved the following allocation of the equity portion of the named executive officers’ awards:

2012 Equity Allocation Structure	2013 Equity Allocation Structure	Overall Impact 2012 Compared to 2013
30% - Restricted Stock Units which vest 25% per year over four years	20% Restricted Stock Units which vest 25% per year over four years	Smaller proportion of equity compensation design tied to retention and larger proportion tied to our Company’s performance
35% - Performance-Share Units which vest based on our two-year diluted earnings per share (EPS) compound annual growth rate	40% Performance-Share Units which vest based on our three-year cumulative non-GAAP earnings per share (EPS) growth	Additional equity compensation tied to financial performance measures which directly impact the price of our Common Stock
35% - Performance-Share Units which vest based on our two-year diluted earnings per share (EPS) compound annual growth rate	40% Performance-Share Units which vest based on our three-year cumulative non-GAAP earnings per share (EPS) growth	Additional equity compensation tied to our TSR performance measured against peer performance and our targeted growth in TSR
In addition to modifying the equity allocation in our compensation program, FW Cook also advised our Compensation Committee as to the 2014 annual cash bonus design.

2013 Executive Compensation - Setting the Compensation Elements
For 2013, our Board of Directors and our Compensation Committee set the compensations elements as follows:
Base Salaries.  Salaries for our named executive officers are generally based on the executive’s specific areas of accountability as well as market competitiveness and budget considerations.  Robert O. Carr, our Chairman and Chief Executive Officer, and Robert H.B. Baldwin, Jr., our Vice Chairman and Interim Chief Financial Officer, are each accountable for the financial performance of our entire Company.   David Gilbert and Michael A. Lawler are responsible for their respective division and report to the Chief Executive Officer. As our President of the Hospitality Group, Mr. Gilbert is accountable for our growth in restaurants, lodging and affiliated markets, gift/loyalty card business as well as our payroll business line. As our President of the Strategic Markets Group, Mr. Lawler is accountable for our growth in certain markets, including services, education, healthcare, government, petroleum and e-commerce markets, utilities and micropayments. Charles H. N. Kallenbach, our Chief Legal Officer, General Counsel and Secretary, is responsible for all of our legal issues including securities compliance, corporate governance, mergers and acquisitions, commercial transactions, litigation and risk management.
Named executive officer base salaries are set at levels that recognize their greater role in our success, the market for their positions and their additional roles and managerial responsibilities.  Our Chairman and Chief Executive Officer, Robert O. Carr, annually reviews the responsibilities and performance of our named executive officers and also recommends the base salaries for our named executive officers, excluding himself, to our Compensation Committee.  Our Compensation Committee reviews those recommendations and, with any modifications it considers appropriate, approves the base salaries.  Our Compensation Committee independently assesses the responsibilities and performance of our Chief Executive Officer and sets his base salary and annual cash bonus accordingly.
In 2013, our Compensation Committee reviewed both the recommendations of our Chief Executive Officer and its review of our Chief Executive Officer’s responsibilities and performance in setting the base salaries of our named executive officers. Through its review, our Compensation Committee determined that, after taking into account our Company’s financial performance and the responsibilities and individual performance of the named executive officers, each named executive officer would be provided a 2.5% salary increase for the year. This increase was consistent with increases offered to most of our employees and our Compensation Committee believes it is likely to be consistent with salary increases at our peers.
Annual Salaries Paid

Executive	2012 Salary Paid	2013 Salary Paid	Percent Increase
Robert O. Carr	$751,206	$772,938	2.5%
Robert H.B. Baldwin, Jr.	$451,769	$463,063	2.5%
David Gilbert (1)	$370,000	$379,998	2.5%
Michael A. Lawler (2)	$300,000	$307,500	2.5%
Charles H. N. Kallenbach	$365,497	$376,871	2.5%
Maria Rueda(3)	$410,000	$420,250	2.5%

(1)	Mr. Gilbert was hired on July 30, 2012, with a beginning annual salary of $370,000, the pro-rated salary paid from his start date through December 31, 2012 was $157,014.

(2)
Mr. Lawler was appointed our President, Strategic Markets Group on June 18, 2012, with a beginning annual salary of $300,000, the pro-rated salary paid from his start date through December 31, 2012 was $262,918.

(3)	Ms. Rueda resigned from our Company on September 25, 2013. Ms. Rueda was paid $313,610, which was her pro-rated 2013 salary through her resignation date.

Annual Incentive Cash Compensation.  We believe that a portion of annual cash compensation for our named executive officers should be “at risk,” i.e. contingent upon successful company and/or individual performance.  Therefore, annual incentive cash compensation for named executive officers is tied to overall company performance relative to the annual budget results, extraordinary individual performance, or both.
The chart below provides an overview of how we determine our annual incentive cash compensation:

Base Salary	X	Target Award Percentage	X	Performance Percentage (Based on the Overall Financial Goals of our Company and the Financial Goals of Individual Business Unit Managed)	=	Annual Incentive Cash Compensation
Setting the Target Awards.  Our Chief Executive Officer’s target bonus is set at 100% of his annual base salary and the payout is determined by our Compensation Committee based on our financial operating performance and/or our Chief Executive Officer’s individual results. For our other named executive officers, except Mr. Gilbert, the target bonus is set at 50% of their annual base salaries, and the actual pay-out is determined at the discretion of our Compensation Committee based on the recommendation of our Chief Executive Officer and our financial operating performance relative to the budget and/or the named executive officer’s individual results. With respect to Mr. Gilbert, who was hired as our President - Hospitality Group in July 2012, his bonus is guaranteed for his first two years of employment with us, so his 2013 bonus was set at 50% of his salary. In connection with her resignation, Ms. Rueda received a bonus of 50% of her salary pro-rated through her September 25, 2013 resignation date.
Determining the Performance Percentage.  In determining bonus awards for Messrs. Baldwin, Kallenbach and Lawler, our Chief Executive Officer and our Compensation Committee reviewed various financial performance measurements relative to the applicable annual budget for such measurements.  Specific measurements used to examine performance included, but were not strictly limited to, (i) net revenue, (ii) total expenses, (iii) operating income and (iv) adjusted earnings per share.  This review was performed with reference to the applicable budget or budgets for each executive - i.e., the named executive officer’s individual budget, the budget for the business units that report to such named executive officer and/or our Company-wide budget.  While specific, mechanical targets which result in enumerated payouts are not set for these performance measures, our Chief Executive Officer and our Compensation Committee require actual performance for a fiscal year to meet or exceed budget for the measurements listed above in order to pay bonuses at target levels.
Ultimately, the amount of a named executive officer’s (other than our Chief Executive Officer’s) bonus (and whether the named executive officer receives a bonus for a particular year) is determined based on the recommendation of our Chief Executive Officer, subject to final determination by our Compensation Committee, and, with respect to our Chief Executive Officer’s bonus, is determined in the discretion of our Compensation Committee. Exceptional performance may result in payment of an annual bonus that exceeds the named executive officer’s target bonus. Our Compensation Committee believes that this process takes into account both quantitative and qualitative performance measures to provide a meaningful review and therefore an accurate reflection of each named executive officer’s role in helping us achieve our financial and operating performance goals.
Our Compensation Committee generally focuses on the critical role that the annual operating budget, and our performance relative to that budget, plays when determining executive compensation.  Our Board of Directors, in its review of the annual expense budget, expects to have good visibility as to our profitability during each coming year, and analyzes those results against its own, and the equity markets’ collective, expectations for that profit performance.  Then, after a year is completed, if results fall short of those budgeted levels, generally, the variable cash compensation element is relatively modest, because a significant bonus is paid only if quantifiably superior cost management allow us to meet or exceed our budgeted results.

When the 2013 goals were set, they were considered to be ambitious, but attainable, and designed to result in bonus payments that would reflect the achievement of meaningful performance requirements. Below is a summary of our 2013 financial goals and our performance relative to those goals:

Financial Goal	2013 Target Performance	2013 Actual Performance	Was Goal Achieved?
Net Revenue	$630 million	$599 million	No
Total Expenses	$499 million	$473 million	Yes
Operating Income	$131 million	$126 million	No
Adjusted Earnings Per Share(1)	$2.40	$2.32	No
(1) Adjusted earnings per share is measured as earnings per share from continuing operations excluding acquisition-related amortization expense and share-based compensation expense.
Based on these financial performance results, our Compensation Committee awarded each named executive officer, other than Mr. Gilbert and Ms. Rueda whose awards were contractually agreed upon, the following percentage of their target award:

•	Mr. Carr did not receive a bonus, which was his recommendation to our Compensation Committee based on our Company’s actual annual performance not meeting all of our financial goals.

•	Mr. Baldwin was paid 50% of his target award based on our Company’s actual annual performance not meeting all of our financial goals.

•	Mr. Lawler was paid 80% of his target award because despite all of our financial goals not being met, our Compensation Committee determined that his business units performed well.

•	Mr. Kallenbach was paid 80% of his target award because despite all of our financial goals not being met, our Compensation Committee determined that his business unit performed well.
Total Award - Determining the 2013 Bonus
As discussed above, the Company did not achieve its 2013 Performance Goals. Our Chief Executive Officer recommended to our Compensation Committee adjusted performance percentage bonuses for the named executive officers that were based on the overall financial goals of our Company and the financial goals of individual business units managed by each named executive officer. As a result the Committee approved a 0% Performance Percentage for Mr. Carr, a 50% Performance Percentage for Mr. Baldwin and an 80% Performance Percentage for Messrs. Kallenbach and Lawler.
Below summarizes the awards paid in 2013 to each named executive officer

Executive	2013 Salary	X	Target Bonus Percentage	X	Performance Percentage	=	2013 Bonus
Robert O. Carr	$772,938		100%		0%		$0
Robert H.B. Baldwin, Jr.	$463,063		50%		50%		$ 92,613
David Gilbert	$379,998		50%		100%		$185,000
Michael A. Lawler	$307,500		50%		80%		$110,700
Charles H. N. Kallenbach	$376,871		50%		80%		$135,688
Maria Rueda(1)	$420,250		50%		100%		$157,594

(1)
Pursuant to the Employee Confidential Information and Non-Competition Agreement between Ms. Rueda and us, Ms. Rueda received a bonus of 50% of her pro-rated salary from January 1, 2013 until her resignation date on September 25, 2013.

For purposes of comparison, the table below sets forth the 2013 target bonus and 2013 annual incentive cash compensation and the 2012 target bonus and 2012 annual incentive cash compensation.

Executive	2012 Bonus	2013 Bonus
Robert O. Carr	$751,206	$0
Robert H.B. Baldwin, Jr.	$225,884	$ 92,613
David Gilbert(1)	$77,083	$185,000
Michael A. Lawler(2)	$132,500	$110,700
Charles H. N. Kallenbach	$183,859	$135,688
Maria Rueda	$205,000	$157,594

(1)
Mr. Gilbert was hired as President - Hospitality Group on July 30, 2012 and received a pro-rated portion of his bonus for 2012. The bonus paid to him in 2012 was based on the pro-rated salary paid to him from his start date through December 31, 2012, which was $157,014.

(2)
Mr. Lawler was hired as President - Strategic Markets Group on June 18, 2012 and received a pro-rated portion of his bonus for 2012. The bonus paid to him in 2012 was based on the pro-rated salary paid to him from his start date through December 31, 2012, which was $262,918.

Based on data prepared by FW Cook, our named executive officers’ 2013 total cash compensation (salary and bonus) generally was slightly below median in the aggregate, compared to executive officers of our peer group companies with similar job titles and/or job responsibilities.
Equity Incentive Programs.  Equity-based compensation is an integral part of our overall compensation program.  We believe that equity grants effectively focus our named executive officers on increasing long-term value for our stockholders, help to build a long-term ownership orientation, and provide employment retention.  These equity-based incentives are based on various factors primarily relating to the responsibilities of the individual named executive officer, his or her past performance, anticipated future contributions and prior equity grants.  In general, our Board of Directors and our Compensation Committee base their decisions to grant equity-based incentives on recommendations of our Chief Executive Officer’s overall evaluation of the named executive officers (except with respect to grants made to our Chief Executive Officer) and our Board of Directors’ and our Compensation Committee’s analysis of relevant compensation information, with the intention of keeping the named executive officer’s overall compensation, including the equity component of such compensation, at a competitive level relative to our peers, in line with our budget for the named executive officer’s position, and reflective of the named executive officer’s contribution to our performance.  Our Board of Directors and our Compensation Committee also consider the other elements of the named executive officer’s compensation, as well as our compensation objectives and policies described in this Compensation Discussion and Analysis.  As with the determination of base salaries and annual incentive cash compensation, our Board of Directors and our Compensation Committee exercise subjective judgment and discretion after taking into account the above criteria.
Awards to named executive officers pursuant to our amended and restated 2008 Equity Incentive Plan are generally made on an annual basis. Equity awards granted to our named executive officers in 2013 are described below.
2013 Equity Grants to Named Executive Officers
Our Board of Directors and Compensation Committee continue to believe that equity ownership represents one of the named executive officers’ most significant compensation opportunities and will encourage responsible long-term decision-making. At the end of each fiscal year, when our Company is setting its new budget and the likelihood of achieving performance goals and “say-on-pay” results from the prior year’s Annual Stockholders meeting are known, our Board of Directors and our Compensation Committee set equity grant amounts for each named executive officer. In the fourth quarter of 2013, our Board of Directors and Compensation Committee modified our equity compensation program for our named executive officers in order to better align the incentives of our named executive officers with those of our stockholders. Such alignment resulted in (i) 80% of the equity grants to our named executive officers consisting of performance share units, of which: (a) approximately 40% of which vest based on our Company’s three-year cumulative non-GAAP earnings per share growth (the “EPS PSUs”); (b) approximately 20% of which vest based on total shareholder return over a three year period compared to peer companies (the “TSR PSUs”) and (c) approximately 20% of which vest based on our Company’s absolute total shareholder return (“Absolute TSR PSUs”) over a four year period based on achieving targeted growth in the price of our Common Stock and (ii) 20% of the equity grants to our named executive officers consisting of RSUs which vest based on such named executive officer’s continuous service with us.
Our Board of Directors and our Compensation Committee use EPS PSUs, TSR PSUs and Absolute TSR PSUs as performance metrics because they reward factors that we believe should increase the price of our Common Stock and promote stockholder returns that exceed similar investments. Our Board of Directors and our Compensation Committee awarded RSUs to promote retention and alignment with stockholders.
In 2013, our Compensation Committee granted our Chief Executive Officer double the amount of the equity awards that he would normally receive in a year with the intention of granting him half the amount of the equity awards that he would normally receive in each of 2014 and 2015. This approach results in a front-end loaded equity grant for our Chief Executive Officer in which he will receive the same amount of equity over a three year period that he would normally receive in a three year period. Our Compensation Committee awarded our Chief Executive Officer this front-loaded equity grant in order retain and motivate him. The following table illustrates how our Chief Executive Officer’s equity grant is expected to be the same as he would normally receive over a three-year period:

	Equity Grant (% Annual Value)
	2013	+	2014	+	2015	=	3-Year Total

Normal Annual Program	100%		100%		100%		300%

2013-15 CEO Front-Load	200%		50%		50%		300%
Service-Based Restricted Stock Units.  In light of our Company’s financial and operating performance in 2013, and taking into account the increase in price of our Common Stock achieved during 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved (with Mr. Carr recusing himself from the discussion and approval of his equity grants) aggregate grants of 55,426 RSUs to certain of our named executive officers. These RSUs are non-vested equity grants which will vest at the rate of 25% on each annual anniversary of the grant date so long as the named executive officer remains in continuous service with us. Our Board of Directors and Compensation Committee believe that these RSU grants will promote retention and continue to align the interests of our named executive officers with those of our stockholders.
Performance Stock Units - Earnings Per Share.  Our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved (with Mr. Carr recusing himself from the discussion and approval of his equity grants) aggregate target grants of 110,739 EPS PSUs to certain of our named executive officers. These EPS PSUs are non-vested equity grants which would vest on the date our Compensation Committee certifies that our Company’s cumulative non-GAAP earnings per share growth was forty percent (40%) for the three-year period ending on December 31, 2016. Earnings per share will be calculated on a pro forma basis to exclude non-operating gains and losses, if any, and exclude the after-tax impact of stock compensation expense. For each 1% that the cumulative growth rate actually achieved for the three- year period ending on December 31, 2016 is above the 40% target, the number of shares underlying the EPS PSUs awarded would be increased by 1.20%; provided, however, that the maximum increase in the number of shares that may be awarded is 150%. Likewise, for each 1% that the cumulative growth rate actually achieved for the three- year period ending on December 31, 2016 is below the 40% target, the number of shares underlying the EPS PSUs awarded would be decreased by 1.50%. If the target growth rate is missed by 50% or more, then the number of shares awarded is zero. We recorded expense on these EPS PSUs based on achieving the 40% target.

The following table demonstrates these results for several potential outcomes:

	3-Year EPS Growth 2014-16	% of Target Achieved	Payout as % of Target[1]

Maximum	90%	225%	250%
	80%	200%	220%
	70%	175%	190%
	52%	130%	136%
Target	40%	100%	100%
	36%	90%	85%
	32%	80%	70%
	30%	75%	63%
Threshold	20%	50%	25%

[1] Linear interpolation between points shown.
Performance Stock Units - Peer Total Shareholder Return.  Our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved (with Mr. Carr recusing himself from the discussion and approval of his equity grants) aggregate target grants of 55,334 TSR PSUs to certain of our named executive officers. These TSR PSUs are non-vested equity grants for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our Common Stock as compared to the total shareholder return of the Common Stock of 91 of our peer companies. The payout schedule can produce vesting percentages ranging from 0% to 200%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 5, 2016, in order to average potentially volatile stock prices, over the closing price on December 6, 2013. The target is based on achieving a total shareholder return equal to the 65th percentile of the peer group. The following table demonstrates these results for several potential outcomes:

	Three-Year Relative TSR vs. Peer Group	Earned as % of Target[1]

Maximum	95th Percentile	200%
	85th Percentile	167%
	75th Percentile	133%
Target*	65th Percentile	100%
	60th Percentile	85%
	50th Percentile	55%
Threshold	40th Percentile	25%

* Payouts capped at 100% if absolute 3-year TSR is negative.
[1] Linear interpolation between points shown.
Performance Stock Units - Absolute Total Shareholder Return.  Our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved (with Mr. Carr recusing himself from the discussion and approval of his equity grants) aggregate target grants of 57,263 Absolute TSRs to certain of our named executive officers. These Absolute TSRs are non-vested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on our three or four year cumulative total shareholder return of our Common Stock. The payout schedule can produce vesting percentages ranging from 0% to 200%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 5, 2016 or December 5, 2017, divided by the closing price on December 6, 2013. The target number of units is based on achieving a total shareholder return of 33% over three years or 46% over four years.

The following table demonstrates these results for several potential outcomes:

	3-Year Cumulative TSR	4-Year Cumulative TSR	Earned as % of Target[1]
Maximum	73%	107%	200%
	62%	91%	173%
	52%	75%	148%
	42%	60%	123%
Target	33%	46%	100%
	<33%	<33%	0%

[1] Linear interpolation between points shown.
The table below sets forth the types and number of 2013 annual equity grants made to each of the named executive officers:

Name and Title	Number of Equity Grants
	Target Performance Share Units (80%)			Service Based RSUs (20%)
	EPS	TSR	Absolute
Robert O. Carr, Chairman and CEO	80,695	40,318	41,742	40,404
Robert H.B. Baldwin, Jr., Vice Chairman and Interim Chief Financial Officer	6,726	3,362	3,475	3,363
David Gilbert, President - Hospitality Group	6,726	3,362	3,475	3,363
Michael A. Lawler, President - Strategic Markets	11,211	5,603	5,791	5,605
Charles H. N. Kallenbach, Chief Legal Officer	5,381	2,689	2,780	2,691
Treatment on Change in Control.  All of the RSUs granted in December 2013 contain double trigger accelerated vesting provisions wherein after a “change in control” of our Company, and a named executive officer’s employment is terminated for certain reasons, or the RSUs are not assumed or substituted by the acquiror, the unvested RSUs immediately vest. In the event of a change of control, the benchmarks of the performance share units described above shall be deemed to be earned at the target threshold and will vest in accordance with the original vesting schedule; provided, however, if there is a change of control and the named executive officer’s employment is terminated for certain reasons or the equity grants are not assumed or substituted by the acquiror, then the performance share units will vest immediately. These accelerated vesting provisions were viewed as a performance-based mechanism that also recognized it would be impossible to continue measuring performance versus an earnings per share goal or a total shareholder return goal if our Company was no longer a stand-alone entity.
Treatment on Termination of Employment.  In each case, if the named executive officer is not employed by us at the relevant vesting date of the RSUs or performance share units, the unvested portion of such RSUs or performance share units will terminate. For additional information regarding 2013 equity awards granted to our named executive officers, see “Grants of Plan-Based Awards.”
Payout of 2010 Performance Share Units.  In the fourth quarter of 2010, our Compensation Committee granted performance-share units to Messrs. Carr, Baldwin and Kallenbach. These performance share units were non-vested share awards, which vested as follows:

•	50% vested on March 1, 2013, since the 2012 pro forma diluted earnings per share target of $1.48 was achieved;

•	25% vested on March 1, 2014, since the 2013 pro forma diluted earnings per share target of $1.74 was achieved; and

•	25% will vest on March 1, 2015, only if the diluted earnings per share target of $2.04 for the year ended December 31, 2014 is achieved.
Diluted earnings per share is calculated on a pro forma basis to exclude non-operating gains and losses, if any, and excluding the after-tax impact of share-based compensation expense. Actual pro forma diluted earnings per share were $1.82 and $2.17, respectively, for the years ended December 31, 2012 and 2013.

As a result, our Compensation Committee determined that the following 2010 performance share units had been earned at 100% of target and approved the following share pay-out amounts:

Name	2010 PSU Target Shares*	2010 PSU Shares Earned
Robert O. Carr	55,000	55,000
Robert H.B. Baldwin, Jr.	15,000	15,000
Charles H. N. Kallenbach	1,500	1,500
*Target shares represent 25% of award eligible to vest on March 1, 2014.
Payout of 2011 Performance Share Units.  In the fourth quarter of 2011, our Compensation Committee approved target grants of performance share units to Messrs. Carr, Baldwin and Kallenbach. These performance share units were non-vested share awards, which could vest 50% on March 1, 2014 and 50% on March 1, 2015, if our Company achieved a diluted earnings per share compound annual growth rate ("CAGR") of 17% for the two-year period ending December 31, 2013. Additionally, for each 1% that the CAGR actually achieved for the two-year period was above the 17% target, the number of shares underlying the performance share units awarded would be increased by 3.09%; provided, however, that the maximum increase in the number of shares that may be awarded is 100% over the original target, or in other words, two times target.
Pro forma earnings per share for the year ended December 31, 2011 was $1.26 and our Company achieved pro forma diluted earnings per share of $2.17 for the year ended December 31, 2013, which is a CAGR of 31.2%. The resulting CAGR for the two-year period ending December 31, 2013 exceeded the maximum performance target, resulting in the named executive officers earning the maximum 100% increase in shares awarded, or two times target. 50% of these performance share units vested on March 1, 2014 and the remaining 50% will vest on March 1, 2015 if the named executive officer remains in continuous service with us through such date. Diluted earnings per share were calculated on a pro forma basis to exclude non-operating gains and losses, if any, and exclude the after-tax impact of share-based compensation expense.
As a result of these CAGR results, our Compensation Committee determined that the following 2011 performance share units had been earned at 200% of target and approved the following share pay-out amounts which were paid on March 1, 2014. An amount equivalent to performance share units earned will be paid on March 1, 2015 if the named executive officer remains in continuous service with us through such date.

Name	2011 PSU Target Shares	2011 PSU Shares Earned
Robert O. Carr	47,770	95,540
Robert H.B. Baldwin, Jr.	11,942	23,884
Charles H. N. Kallenbach	8,360	16,720
2013 Chairman and CEO Total Compensation.  The nature of our business, with lean management and a commission-based sales force, makes the performance and dedication of our Chairman and Chief Executive Officer unusually important. This is because our Chairman and Chief Executive Officer is an industry veteran with an exceptional understanding of the industry and our Company, and is deeply engaged in the operations of our Company. We provided our Chairman and Chief Executive Officer with total compensation value in 2013 that was higher than he was provided in 2012 but almost all of the increase in his compensation was due to the front-loading of his equity awards in 2013, which is described under the heading “2013 Equity Grants to Named Executive Officers.”  80% of such equity awards granted to, and 76% of the total compensation of, our Chairman and Chief Executive Officer are performance contingent and, therefore, he will only receive the increase in compensation from 2012 to 2013 if our Company meets or exceeds its performance targets. Our Board of Directors and our Compensation Committee believe that the increase in his equity awards is consistent with the value returned to our stockholders in 2013 given the approximate 69% increase in the price of our Common Stock, and aligns his incentives with that of the stockholders going forward. The following graphic illustrates the breakdown of the compensation mix of our Chairman and Chief Executive Officer:

1 2013 actual cash incentive bonus was $0

	CEO Compensation
	2012	2013
Base Salary....................................................................................	$ 751,206	$ 772,938
Annual Bonus................................................................................	751,197	−−−
Long-term Incentives.....................................................................	3,199,982	9,002,007
All Other Compensation................................................................	5,434	4,950
Total...............................................................................................	$ 4,707,819	$9,779,895

Percent Change from prior year	5.4%	107.7%
Severance.   For all of our named executive officers other than Mr. Carr, we have set potential severance payments for an involuntary termination other than for cause at one year’s continued payment of base salary plus a pro-rated bonus which runs concurrently with our named executive officers’ covenants not to compete with us for one year following an involuntary termination of their employment other than for cause.  Our Compensation Committee believes that severance arrangements are important because they provide our named executive officers with security in case of an involuntary termination other than for cause and allow us to secure a release from future claims, and enjoy the benefit of certain covenants not to compete with our Company or solicit our employees.
Mr. Carr’s potential severance payment for an involuntary termination other than for cause is set at two years’ continued payment of base salary plus a pro-rated bonus, which runs concurrently with his covenant not to compete with us and his covenant not to solicit our customers or suppliers for two years following such involuntary termination. However, in the event of an involuntary termination of his employment other than for cause following a change in control, his severance payments and covenant not to compete are for a one year period following such involuntary termination.

Other Equity Compensation Policies
Margin and Hedging Policies.  By means of our insider trading policy, we prohibit directors, officers and employees from entering into margin loans using our Common Stock or pledging shares of our Common Stock as collateral for loans as well as from engaging in hedging or monetization transactions.
Stock Ownership Guidelines.  We do not have a policy requiring executives to hold shares acquired upon option exercise, or upon RSU or performance share unit vesting; however, our Compensation Committee has adopted stock ownership guidelines, which are described below. Subject to a five-year phase-in period from the later of the adoption of the stock ownership guidelines on December 10, 2012 (the “Adoption Date”) or the appointment as an executive officer or director, our stock ownership guidelines preclude executive officers from selling shares of our Common Stock until they own shares with a market value ranging from one to six times their base salary. Our Chief Executive Officer must retain ownership worth six times his base salary. Our other executive officers must retain ownership worth one times their respective base salaries. Non-employee directors are prohibited from selling shares of our Common Stock until they own shares with a market value worth five times the annualized cash board retainer paid to non-employee directors. Shares of Common Stock held outright and not pledged, shares of Common Stock held in trust, shares of Common Stock held in retirement accounts and time-vested RSUs are counted for purposes of meeting the ownership guidelines. When exercising options or upon the vesting of RSUs, non-employee directors and executive officers who have not yet met the ownership guidelines may sell shares acquired upon exercise or vesting to cover transaction costs and taxes and are expected to hold any remaining shares until the guidelines are achieved. Once a non-employee director or executive officer attains his or her required ownership level, the officer must maintain that ownership level until he or she no longer serves as a non-employee director or executive officer. Executive officers are expected to achieve the target ownership threshold upon the later of five years of appointment as an executive officer or five years from the Adoption Date and non-employee directors are expected to achieve the target ownership threshold upon the later of five years of election to the Board of Directors or five years from the Adoption Date. We believe our stock ownership and retention guidelines strongly align the interests of management and our Board of Directors with the interests of stockholders because executives and non-employee directors become stockholders with a considerable investment in our Company. Our stock ownership guidelines are reviewed annually by the Compensation Committee.
Other Compensation-Related Policies
Recovery of Executive Compensation.  At the current time, we, along with all other public companies, are awaiting rulemakings by the SEC under the Dodd-Frank Wall Street Reform and Consumer Protection Act related to certain compensation policies. Specifically, Section 954 of the Dodd-Frank Act directs the SEC to issue rules directing the national securities exchanges to prohibit the listing of companies which do not have a “clawback” policy. Upon the issuance of the final rules regarding Section 954, we will adopt a clawback policy consistent with the final rules. In December 2011, our Compensation Committee adopted a Compensation Recovery Policy that relates to the restatement of our financial statements due to material non-compliance with any financial reporting requirements under the securities laws. The Compensation Recovery Policy provides that we will be entitled to recoup from all employees carrying the title of Director (an internal title for certain employees) or higher (the “Covered Grantee”) all performance awards that were paid to the Covered Grantee to the extent that they would not have been paid if performance had been measured in accordance with the restated financials. The Compensation Recovery Policy will only apply to performance awards paid to the Covered Grantee during the three-year period prior to the date on which we discovered that we were required to restate our financials. We may recoup such amount in any manner as determined by our Compensation Committee at the time. All of the performance share units granted to our named executive officers in December 2012 and December 2013 are subject to this Compensation Recovery Policy.
Response to 2013 Advisory Vote on Executive Compensation.  At our 2013 annual meeting of stockholders, our stockholders were presented with, and voted on, a non-binding, advisory vote on executive compensation or “say-on-pay” vote. Stockholders expressed substantial support for the compensation of our named executive officers, with over 98% of the votes cast for approval of the advisory vote on executive compensation. We reported the result of the vote on a Current Report on Form 8-K filed with the SEC on May 13, 2013. In 2013, our Compensation Committee and FW Cook discussed the result of the “say-on-pay” vote. As part of the process, our Compensation Committee took into account the financial and operating performance of our Company in 2012 as compared to 2013, the importance our Chief Executive Officer to our business and a number of other factors which we felt could account for our results. After considering these factors, our Compensation Committee took into account both the views of our stockholders and other responsible compensation practices by increasing the allocation of performance share units we grant to our executive officers and by including Absolute TSRs as a performance metric. Our Compensation Committee remains committed to paying for performance and encourages any stockholders who have comments or questions about our compensation programs to communicate with us as set forth in “Communication with Directors” above.

Accounting and Tax Considerations
For our financial statements, cash compensation is expensed and for our income tax returns, cash compensation is deductible. From the perspective of the named executive officers, such cash compensation is taxable as appropriate for that individual. For equity-based compensation, we do not provide named executive officers with immediately vesting equity grants in order to focus them on their long-term contributions to us and on the long-term appreciation in the value of our Common Stock. For future vesting equity grants to named executive officers, the fair value of such grants is expensed over the vesting period. For performance-based equity grants, we establish performance targets and evaluate the likelihood of achieving these performance targets. We record share-based compensation expense on our financial statements based on the levels of performance targets probable of being achieved. If achieving performance targets is not probable to occur, no share-based compensation expense is recorded on our financial statements. The evaluation of the likelihood of achieving these performance targets will be repeated quarterly.
Equity grants in the form of RSUs are generally not taxable to the holder until the RSUs vest. The tax impact to the named executive officers upon the vesting of RSUs can be different for the recipient and the Company. Our tax benefit may be limited by Internal Revenue Code Section 162(m) unless the grants have been structured to satisfy the requirements of performance-based compensation. Internal Revenue Code Section 162(m) is discussed below. Equity grants in the form of performance share units are generally not taxable to the named executive officers until vesting occurs. Performance share units that meet all the requirements of performance-based compensation under Internal Revenue Code section 162(m), which are the type we generally award, will provide a matching tax benefit to the Company.
The accounting and tax treatment of compensation pursuant to Internal Revenue Code Section 162(m), FASB ASC Topic 718, and other applicable rules, is a factor in determining the amounts of compensation for named executive officers. Internal Revenue Code Section 162(m) limits public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of its executive officers, excluding performance-based compensation that meets requirements mandated by the statute. For example, our amended and restated 2008 Equity Incentive Plan, approved by our stockholders, is designed to allow the granting of awards that may qualify as performance-based compensation. When appropriate, our Compensation Committee intends to preserve deductibility under Internal Revenue Code Section 162(m) of compensation paid to our named executive officers. However, in certain situations, our Compensation Committee may approve compensation that will not meet these requirements in order to ensure the total compensation for our executive officers is consistent with the policies described above, particularly with regard to our Chief Executive Officer’s salary. Accordingly, our Compensation Committee approved cash compensation above $1 million for our Chief Executive Officer in 2013, some portion of which may not qualify as performance-based compensation, based on the determination that the benefit of providing compensation to our Chief Executive Officer at a level that we believe necessary to retain and reward his talents outweighs the cost of any lost tax deductibility.
REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on these reviews and discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A for the Company’s 2014 Annual Meeting of Stockholders.
THE COMPENSATION COMMITTEE
Robert H. Niehaus, Chairman
Mitchell L. Hollin
Jonathan J. Palmer

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of our Compensation Committee during 2013 included Messrs. Hollin, Niehaus and Palmer. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or our Compensation Committee. No member of our Compensation Committee has ever been an officer or employee of ours.
EXECUTIVE COMPENSATION AND OTHER RELATED MATTERS
Summary Compensation Table
The following table shows the compensation paid or to be paid by us, and certain other compensation paid or accrued, during the fiscal years ended December 31, 2013, 2012 and 2011 to our Named Executive Officers.

Name and Principal Position	Year	Salary	Bonus (5)	Stock Awards (6)	Option Awards	All Other Compensation	Total Compensation
Robert O. Carr	2013	$772,938	$—	$9,002,007	—	$ 4,950	$9,779,895
Chairman and Chief	2012	$751,206	$751,197	$3,199,982	—	$ 5,434	$4,707,819
Executive Officer(1)	2011	$732,875	$732,875	$2,987,249	—	$13,425	$4,466,425
Robert H.B. Baldwin, Jr.	2013	$463,063	$ 92,613	$ 749,998	—	$ 4,950	$1,310,624
Vice Chairman and	2012	$451,769	$ 225,884	$ 899,948	—	$ 5,095	$1,582,696
Interim Chief Financial Officer(1)(2)	2011	$440,750	$ 220,375	$ 746,812	—	$ 9,819	$1,417,756
David Gilbert	2013	$379,998	$ 185,000	$ 749,998	—	$ 5,699	$1,320,695
President - Hospitality Group(1)(3)	2012	$157,014	$ 77,083	$1,665,946	—	$ 4,422	$1,904,465
Michael A. Lawler	2013	$307,500	$ 110,700	$1,249,997	—	$ 4,950	$1,673,147
President - Strategic Markets Group (1)(4)	2012	$262,918	$132,500	$1,385,953	—	$ 5,022	$1,786,393

Charles H. N. Kallenbach	2013	$376,871	$ 135,688	$ 600,007	—	$ 4,950	$1,117,516
Chief Legal Officer, General Counsel and Secretary(1)	2012	$365,497	$ 183,859	$ 525,960	—	$ 5,095	$1,080,411
	2011	$358,750	$ 179,385	$ 522,771	—	$ 6,379	$1,067,285
Maria Rueda	2013	$313,610	$ 157,594	$—	—	$ 39,971	$ 511,175
Former Chief Financial Officer(1)(2)	2012	$410,000	$ 205,000	$ 714,443	—	$ 4,422	$1,333,865
	2011	$274,103	$ 141,667	$1,508,936	—	$ 6,389	$1,931,095

(1)
Named Executive Officers received $3,750 in 2013, 2012 and 2011 as a 401(K) Plan matching contribution and $1,200 in 2013, 2012 and 2011 as a contribution to their Health Savings Account (Mr. Gilbert and Ms. Rueda received $600 in 2012), which are included in the column entitled “All Other Compensation” above.

(2)
Ms. Rueda was named our Chief Financial Officer in April 2011 and resigned in September 2013. All Other Compensation for Ms. Rueda in 2013 included severance payments of $35,020. An additional $587,541 in severance was paid in 2014. Mr. Baldwin was named our Interim Chief Financial Officer in October 2013.

(3)	Mr. Gilbert was named our President - Hospitality Group in July 2012.

(4)	Mr. Lawler was named our President - Strategic Markets Group in June 2012.

(5)	Represents annual cash bonus with respect to 2013. See “Annual Incentive Cash Compensation” for an explanation of these payments.

(6)	Amounts represent the aggregate grant date fair value of stock awards as determined under FASB ASC Topic 718.

Grants of Plan-Based Awards
The following table lists grants of plan-based awards made to our Named Executive Officers during 2013 and the related total fair value of these awards. Named Executive Officers did not provide cash consideration for the listed awards.

Name	Date	Award	Estimated Future Payouts Under Equity Incentive Plan Awards(1)(2)(3)(5)			All Other Stock Awards-Number of Shares or Stock Units (4)(5)	Grant Date Fair Market Value of Stock Awards
			Threshold (#)	Target (#)	Maximum (#)
Robert O. Carr	12/6/2013	EPS PSUs	20,174	80,695	121,043		$3,598,997
	12/6/2013	TSR PSUs	10,080	40,318	80,636		$1,798,989
	12/6/2013	ATSR PSUs		41,742	83,484		$1,802,002
	12/6/2013	RSUs				40,404	$1,802,018
Robert H.B. Baldwin, Jr.	12/6/2013	EPS PSUs	1,682	6,726	10,089		$ 300,000
	12/6/2013	TSR PSUs	841	3,362	6,724		$ 150,000
	12/6/2013	ATSR PSUs		3,475	6,950		$ 150,000
	12/6/2013	RSUs				3,363	$ 150,000
David Gilbert	12/6/2013	EPS PSUs	1,682	6,726	10,089		$ 300,000
	12/6/2013	TSR PSUs	841	3,362	6,724		$ 150,000
	12/6/2013	ATSR PSUs		3,475	6,950		$ 150,000
	12/6/2013	RSUs				3,363	$ 150,000
Michael A. Lawler	12/6/2013	EPS PSUs	2,803	11,211	16,817		$ 500,000
	12/6/2013	TSR PSUs	1,401	5,603	11,206		$ 250,000
	12/6/2013	ATSR PSUs		5,791	11,582		$ 250,000
	12/6/2013	RSUs				5,605	$ 250,000
Charles H. N. Kallenbach	12/6/2013	EPS PSUs	1,345	5,381	8,072		$ 240,000
	12/6/2013	TSR PSUs	672	2,689	5,378		$ 120,000
	12/6/2013	ATSR PSUs		2,780	5,560		$ 120,000
	12/6/2013	RSUs				2,691	$ 120,000
Maria Rueda(6)	—		—	—	—	—	—

(1)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate target grants of 110,739 EPS PSUs to certain of our Named Executive Officers. These EPS PSUs will vest only if we achieve a pro forma diluted earnings per share growth rate of forty percent (40%) over the three-year period ending December 31, 2016. For each 1% that the growth rate actually achieved for the three- year period ending on December 31, 2016 is above the 40% target, the number of shares underlying the EPS PSUs awarded would be increased by 1.20%; provided, however, that the maximum increase in the number of shares that may be awarded is 150%. Likewise, for each 1% that the growth rate actually achieved for the three-year period ending on December 31, 2016 is below the 40% target, the number of shares underlying the EPS PSUs awarded would be decreased by 1.50%. If the target growth rate is missed by 50% or more, then the number of shares awarded is zero.

(2)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate target grants of 55,334 TSR PSUs to certain of our Named Executive Officer. These TSR PSUs are nonvested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our common stock as compared to the total shareholder return of 91 peer companies. The payout schedule can produce vesting percentages ranging from 0% to 200%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 6, 2016, divided by the closing price on December 6, 2013. The target number of units is based on achieving a total shareholder return equal to the 65th percentile of the peer group.

(3)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate target grants of 57,263 Absolute TSR PSUs to certain of our Named Executive Officer. These Absolute TSR PSUs are nonvested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on our three or four year total shareholder return of our common stock. The payout schedule can produce vesting percentages ranging from 0% to 200%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 6, 2016 or December 6, 2017, divided by the closing price on December 6, 2013. The target number of units is based on achieving a total shareholder return of 33% over three years or 46% over four years.

(4)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate grants of 55,426 service vesting restricted stock units (“RSUs”) to certain of our Named Executive Officers. These RSUs are non-vested equity grants which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service with us.

(5)	See “Equity Incentive Programs” for an explanation of these awards.

(6)	Ms. Rueda was not an employee of the Company when awards were granted in 2013.

Outstanding Equity Awards
The following tables set forth information regarding outstanding equity awards held by Named Executive Officers as of December 31, 2013. In the Outstanding Equity Awards table, each outstanding stock option award is listed individually along with the breakout of the number of stock options, which are exercisable and unexercisable.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Robert O. Carr	—	75,000 (1)	$ 15.22	July 22, 2015	110,000(2) (12)	$5,482,400
	—	—	—	—	95,541(3)(13)	$4,761,763
	—	—	—	—	15,924(4)(14)	$ 793,652
	—	—	—	—	37,546(5)(15)	$1,871,293
	—	—	—	—	37,723(6)(16)	$1,880,114
	—	—	—	—	24,137(7)(17)	$1,202,988
	—	—	—	—	80,695(8)(18)	$ 4,021,839
	—	—	—	—	40,318(9)(19)	$2,010,595
	—	—	—	—	41,742(10)(20)	$2,080,421
	—	—	—	—	40,404(11)(21)	$2,013,735
Robert H.B. Baldwin, Jr.	93,750	31,250 (22)	$ 15.22	July 22, 2015	30,000(2)(23)	$1,495,200
	—	—	—	—	23,885(3)(24)	$1,190,428
	—	—	—	—	3,981(4)(25)	$ 198,413
	—	—	—	—	10,559(5)(26)	$ 526,261
	—	—	—	—	10,609(6)(27)	$ 528,753
	—	—	—	—	6,789(7)(28)	$ 338,364
	—	—	—	—	6,726(8)(29)	$ 335,224
	—	—	—	—	3,362(9)(30)	$ 167,562
	—	—	—	—	3,475(10)(31)	$ 173,194
	—	—	—	—	3,363(11)(32)	$ 167,612
David Gilbert	—	—	—	—	39,222(33)	$1,954,824
	—	—	—	—	3,117(5)(34)	$ 155,351
	—	—	—	—	3,132(6)(35)	$ 156,099
	—	—	—	—	6,726(8)(36)	$ 335,224
	—	—	—	—	3,362(9)(37)	$ 167,562
	—	—	—	—	3,475(10)(38)	$ 173,194
	—	—	—	—	3,363(11)(39)	$ 167,612
Michael A. Lawler	—	2,500 (40)	$ 15.22	July 22, 2015	9,375(41)	$ 467,250
	—	—	—	—	20,766(42)	$1,034,977
	—	—	—	—	3,117(5)(43)	$ 155,351
	—	—	—	—	3,132(6)(44)	$ 156,099
	—	—	—	—	11,211(8)(45)	$ 558,756
	—	—	—	—	5,603(9)(46)	$ 279,254
	—	—	—	—	5,791(10)(47)	$ 288,623
	—	—	—	—	5,605(11)(48)	$ 279,353
Charles H. N. Kallenbach	4,500	—	$ 8.88	May 11, 2014	3,000(2)(50)	$ 149,520
11,250	11,250	11,250 (49)	$ 15.22	July 22, 2015	16,720(3)(51)	$ 833,325
	—	—	—	—	2,787(4)(52)	$ 138,904
	—	—	—	—	6,168(5)(53)	$ 307,413
	—	—	—	—	6,197(6)(54)	$ 308,858
	—	—	—	—	3,972(7)(55)	$ 197,964
	—	—	—	—	5,381(8)(56)	$ 268,189
	—	—	—	—	2,689(9)(57)	$ 134,020
	—	—	—	—	2,780(10)(58)	$ 138,555
	—	—	—	—	2,691(11)(59)	$ 134,119
Maria Rueda	—	—	—	—	—	—

(1)	75,000 stock options will become exercisable on July 22, 2014.

(2)
On December 10, 2010, our Compensation Committee approved grants an aggregate of 508,800 Performance Share Units to our employees, including certain Named Executive Officers. These Performance Share Units were nonvested share awards, which vest as follows:

(a)	50% vested on March 1, 2013, since the 2012 pro forma diluted earnings per share target of $1.48 was achieved; and

(b)	25% vested on March 1, 2014, since the 2013 pro forma diluted earnings per share target of $1.74 was achieved; and

(c)	25% would vest on March 1, 2015, only if the diluted earnings per share target of $2.04 for the year ended December 31, 2014 is achieved.

(3)
On December 22, 2011, our Compensation Committee approved grants of Performance Share Units to certain Named Executive Officers. These Performance Share Units vested 50% on March 1, 2014 and 50%will vest in 2015 since we achieved a pro forma diluted earnings per share compound annual growth rate ("CAGR") for the two-year period ending December 31, 2013 in excess of the performance target. The CAGR achieved for the two-year period ending December 31, 2013 resulted in holders earning the maximum 100% increase in the number of shares awarded.

(4)
On December 22, 2011, our Compensation Committee approved grants of service vesting Performance Share Units to certain Named Executive Officers. These are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service with us through each respective vesting date. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested awards and will be recognized as compensation expense over their vesting periods.

(5)
On December 10, 2012, our Compensation Committee approved target grants of an aggregate of 65,836 Performance Share Units (the “EPS PSUs”) to our Named Executive Officers. These EPS PSUs are nonvested share awards which would vest 50% in 2015 and 50% in 2016 only if we achieve a diluted earnings per share CAGR of fifteen percent (15%) for the two-year period ending December 31, 2014. Diluted earnings per share will be calculated on a pro forma basis to exclude non-operating gains and losses, if any, and exclude the after-tax impact of stock compensation expense. For each 1% that the CAGR actually achieved for the two year period ending on December 31, 2014 is above the 15% target, the number of shares underlying the EPS PSUs awarded would be increased by 2.08%; provided, however, that the maximum increase in the number of shares that may be awarded is 125%. Likewise, for each 1% that the CAGR actually achieved for the two-year period ending on December 31, 2014 is below the 15% target, the number of shares underlying the EPS PSUs awarded would be decreased by 1.31%. If the target CAGR is missed by 67% or more, then the number of shares awarded is zero.

(6)
On December 10, 2012, our Compensation Committee approved target grants of an aggregate of 66,148 Relative Total Shareholder Return Performance Share Units (the “TSR PSUs”) to our Named Executive Officers. These TSR PSUs are nonvested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our Common Stock as compared to the total shareholder return of 86 peer companies. The payout schedule can produce vesting percentages ranging from 0% to 225%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 9, 2015, over the closing price on December 10, 2012. The target is based on achieving a total shareholder return equal to the 65th percentile of the peer group. In the fourth quarter of 2012, we recorded expense on these TSR PSUs based on achieving the target.

(7)
On December 10, 2012, our Compensation Committee approved grants of an aggregate of 48,423 service vesting RSUs to our Named Executive Officers. These RSUs are nonvested share awards which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service with us through each respective vesting date. The closing price of our Common Stock on the grant date equals the grant date fair value of these nonvested RSUs awards and will be recognized as compensation expense over their vesting periods.

(8)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate target grants of 110,739 Performance Share Units to certain of our Named Executive Officers. These Performance Share Units will vest only if we achieve a pro forma diluted earnings per share growth rate of forty percent (40%) over the three-year period ending December 31, 2016. For each 1% that the growth rate actually achieved for the three- year period ending on December 31, 2016 is above the 40% target, the number of shares underlying these Performance Share Units awarded would be increased by 1.20%; provided, however, that the maximum increase in the number of shares that may be awarded is 150%. Likewise, for each 1% that the growth rate actually achieved for the three-year period ending on December 31, 2016 is below the 40% target, the number of shares underlying these Performance Share Units awarded would be decreased by 1.50%. If the target growth rate is missed by 50% or more, then the number of shares awarded is zero.

(9)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate target grants of 55,334 TSR PSUs to certain of our Named Executive Officer. These TSR PSUs are nonvested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on the total shareholder return of our common stock as compared to the total shareholder return of 91 peer companies. The payout schedule can produce vesting percentages ranging from 0% to 200%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 6, 2016, divided by the closing price on December 6, 2013. The target number of units is based on achieving a total shareholder return equal to the 65th percentile of the peer group.

(10)
On December 6, 2013, the Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate target grants of 57,263 Absolute Total Shareholder Return Performance Share Units (“Absolute TSR PSUs”) to certain of our named executive officer. These Absolute TSR PSUs are nonvested share awards for which vesting percentages and ultimate number of units vesting will be calculated based on our three or four year total shareholder return of our common stock. The payout schedule can produce vesting percentages ranging from 0% to 200%. Total shareholder return will be calculated based upon the average closing price for the 30 calendar day period ending December 6, 2016 or December 6, 2017, divided by the closing price on December 6, 2013. The target number of units is based on achieving a total shareholder return of 33% over three years or 46% over four years.

(11)
On December 6, 2013, our Compensation Committee approved and recommended to our Board of Directors, which subsequently approved aggregate grants of 55,426 service vesting RSUs to certain of our Named Executive Officers. These RSUs are non-vested equity grants which will vest at the rate of 25% on each annual anniversary of the award date so long as the Named Executive Officer remains in continuous service with us through each respective vesting date.

(12)
55,000 Performance Share Units vested on March 1, 2014. If and only if the performance conditions identified in (2) above are achieved 55,000 Performance Share Units will vest on March 1, 2015, assuming Mr. Carr’s continued employment.

(13)
95,541 Performance Share Units vested on March 1, 2014 and 95,541 Performance Share Units will vest on March 1, 2015. The number of Performance Share Units vesting on each date was increased to the maximum number of shares based achieving the maximum target performance.

(14)	7,961 RSUs will vest on December 22, 2014, and 7,962 RSUs will vest on December 22, 2015 if Mr. Carr is still in continuous service with us through each such date.

(15)
If and only if the performance conditions identified in (5) above are achieved 18,773 EPS PSUs will vest on March 1, 2015 and 18,773 EPS PSUs will vest on March 1, 2016. The number of EPS PSUs vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(16)
If and only if the performance conditions identified in (6) above are achieved 37,723 TSR PSUs will vest on December 10, 2015. The number of TSR PSUs vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(17)
8,046 RSUs will vest on December 10, 2014, 8,045 RSUs will vest on December 10, 2015 and 8,045 RSUs will vest on December 10, 2016 if Mr. Carr is still in continuous service with us through each such date.

(18)
If and only if the performance conditions identified in (8) above are achieved 40,348 Performance Share Units will vest on March 1, 2017 and 40,347 Performance Share Units will vest on March 1, 2018. The number of Performance Share Units vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(19)
If and only if the performance conditions identified in (9) above are achieved 40,318 TSR PSUs will vest on March 1, 2017. The number of TSR PSUs vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(20)
If and only if the performance conditions identified in (10) above are achieved 41,742 Absolute TSR PSUs will vest on March 1, 2017 or March 1, 2018. The number of Absolute TSR PSUs vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(21)
10,101 RSUs will vest on December 6, 2014, 10,101 RSUs will vest on December 6, 2015, 10,101 RSUs will vest on December 6, 2016, and 10,101 RSUs will vest on December 6, 2017 if Mr. Carr is still in continuous service with us through each such date.

(22)	31,250 stock options will become exercisable on July 22, 2014.

(23)
15,000 RSU’s vested on March 1, 2014. If and only if the performance conditions identified in (2) above are achieved 15,000 RSU’s will vest on March 1, 2015, assuming Mr. Baldwin’s continued employment.

(24)
23,885 PSUs vested on March 1, 2014 and 23,885 RSU’s will vest on March 1, 2015. The number of RSU’s vesting on each date was increased to the maximum number of shares based achieving the maximum target performance.

(25)	1,991 RSU’s will vest on December 22, 2014, and 1,990 RSU’s will vest on December 22, 2015.

(26)
If and only if the performance conditions identified in (5) above are achieved 5,280 RSU’s will vest on March 1, 2015 and 5,279 RSU’s will vest on March 1, 2016. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(27)
If and only if the performance conditions identified in (6) above are achieved 10,609 RSU’s will vest on December 10, 2015. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(28)	2,263 RSU’s will vest on December 10, 2014, 2,263 RSU’s will vest on December 10, 2015 and 2,263 RSU’s will vest on December 10, 2016.

(29)
If and only if the performance conditions identified in (8) above are achieved 3,363 RSU’s will vest on March 1, 2017 and 3,363 RSU’s will vest on March 1, 2018. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(30)
If and only if the performance conditions identified in (9) above are achieved 3,362 RSU’s will vest on March 1, 2017. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(31)
If and only if the performance conditions identified in (10) above are achieved 3,475 RSU’s will vest on March 1, 2017 or March 1, 2018. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(32)	841 RSU’s will vest on December 6, 2014, 841 RSU’s will vest on December 6, 2015, 841 RSU’s will vest on December 6, 2016, and 840 RSU’s will vest on December 6, 2017.

(33)	13,074 RSU’s will vest on June 14, 2014, 13,074 RSU’s will vest on June 14, 2015, and 13,074 RSU’s will vest on June 14, 2016.

(34)
If and only if the performance conditions identified in (5) above are achieved 1,558 RSU’s will vest on March 1, 2015 and 1,557 RSU’s will vest on March 1, 2016. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(35)
If and only if the performance conditions identified in (6) above are achieved 3,132 RSU’s will vest on December 10, 2015. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(36)
If and only if the performance conditions identified in (8) above are achieved 3,363 RSU’s will vest on March 1, 2017 and 3,363 RSU’s will vest on March 1, 2018. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(37)
If and only if the performance conditions identified in (9) above are achieved 3,362 RSU’s will vest on March 1, 2017. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(38)
If and only if the performance conditions identified in (10) above are achieved 3,475 RSU’s will vest on March 1, 2017 or March 1, 2018. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(39)	841 RSU’s will vest on December 6, 2014, 841 RSU’s will vest on December 6, 2015, 841 RSU’s will vest on December 6, 2016, and 840 RSU’s will vest on December 6, 2017.

(40)	2,500 stock options will become exercisable on July 22, 2014.

(41)	3,125 RSU’s will vest on April 26, 2014, 3,125 RSU’s will vest on April 26, 2015, and 3,125 RSU’s will vest on April 26, 2016.

(42)	6,922 RSU’s will vest on July 20, 2014, 6,922 RSU’s will vest on July 20, 2015, and 6,922 RSU’s will vest on July 20, 2016.

(43)
If and only if the performance conditions identified in (5) above are achieved 1,558 RSU’s will vest on March 1, 2015 and 1,557 RSU’s will vest on March 1, 2016. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved

(44)
If and only if the performance conditions identified in (6) above are achieved 3,132 RSU’s will vest on December 10, 2015. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(45)
If and only if the performance conditions identified in (8) above are achieved 5,606 RSU’s will vest on March 1, 2017 and 5,605 RSU’s will vest on March 1, 2018. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(46)
If and only if the performance conditions identified in (9) above are achieved 5,603 RSU’s will vest on March 1, 2017. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(47)
If and only if the performance conditions identified in (10) above are achieved 5,791 RSU’s will vest on March 1, 2017 or March 1, 2018. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(48)	1,402 RSU’s will vest on December 6, 2014, 1,401 RSU’s will vest on December 6, 2015, 1,401 RSU’s will vest on December 6, 2016, and 1,401 RSU’s will vest on December 6, 2017.

(49)	11,250 stock options will become exercisable on July 22, 2014.

(50)
1,500 RSU’s vested on March 1, 2014. If and only if the performance conditions identified in (2) above are achieved 1,500 RSU’s will vest on March 1, 2015, assuming Mr. Kallenbach’s continued employment.

(51)
16,720 RSU’s vested on March 1, 2014 and 16,720 RSU’s will vest on March 1, 2015. The number of RSU’s vesting on each date was increased to the maximum number of shares based achieving the maximum target performance.

(52)	1,394 RSU’s will vest on December 22, 2014, and 1,393 RSU’s will vest on December 22, 2015.

(53)
If and only if the performance conditions identified in (5) above are achieved 3,084 RSU’s will vest on March 1, 2015 and 3,084 RSU’s will vest on March 1, 2016. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(54)
If and only if the performance conditions identified in (6) above are achieved 6,197 RSU’s will vest on December 10, 2015. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(55)	1,324 RSU’s will vest on December 10, 2014, 1,324 RSU’s will vest on December 10, 2015 and 1,324 RSU’s will vest on December 10, 2016.

(56)
If and only if the performance conditions identified in (8) above are achieved 2,691 RSU’s will vest on March 1, 2017 and 2,690 RSU’s will vest on March 1, 2018. The number of RSU’s vesting on each date is subject to increase or decrease based on the percentage of target performance actually achieved.

(57)
If and only if the performance conditions identified in (9) above are achieved 2,689 RSU’s will vest on March 1, 2017. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(58)
If and only if the performance conditions identified in (10) above are achieved 2,780 RSU’s will vest on March 1, 2017 or March 1, 2018. The number of RSU’s vesting on that date is subject to increase or decrease based on the percentage of target performance actually achieved.

(59)	673 RSU’s will vest on December 6, 2014, 673 RSU’s will vest on December 6, 2015, 673 RSU’s will vest on December 6, 2016, and 672 RSU’s will vest on December 6, 2017.

Option Exercises and Stock Vested for Fiscal Year Ended December 31, 2013
The following table sets forth the number of stock options exercised and restricted stock units vested during 2013 by the Named Executive Officers and the value realized on exercise or vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert O. Carr	423,750	$9,715,235	192,257	$6,296,302
Robert H.B. Baldwin, Jr.	60,300	$1,807,933	40,753	$1,348,879
David Gilbert	—	—	13,074	$ 453,145
Michael A. Lawler	8,750	$ 246,372	10,047	$ 367,083
Charles H. N. Kallenbach	48,000	$1,038,770	9,467	$ 338,479
Maria Rueda	—	—	12,500	$ 383,750
Pension Benefits and Nonqualified Deferred Compensation
None of our Named Executive Officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us or participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change in Control
In November 2001, Robert O. Carr entered into an employee confidential information and non-competition agreement with us, which was amended and restated on May 4, 2007 and amended on May 11, 2009. Subject to Mr. Carr’s compliance with the non-competition, non-solicitation and other covenants set forth therein, his agreement provides that in the event Mr. Carr is terminated by us for other than cause (as defined in his agreement) or disability (as defined in his agreement), he will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a two year period plus medical benefits for two years. However, in the event of an involuntary termination of Mr. Carr’s employment other than for cause following a change in control (as defined in his agreement), the agreement contains a double trigger severance provision pursuant to which Mr. Carr will be entitled to receive severance pay in an amount equal to the wages that would have been paid to him during a one year period plus medical benefits for one year. In addition, if Mr. Carr’s employment is terminated by us other than for cause or his employment with us is terminated due to his death, he shall also be entitled to receive a pro rata portion of any annual bonus that he would have been entitled to receive based on the number of days he was employed by us during such year. In the event of a change of control of our Company (as defined in our amended and restated 2008 Equity Incentive Plan), Mr. Carr’s time vesting options that he received on May 11, 2009 and July 22, 2010, which are described above, will immediately vest and become exercisable and the restricted stock units he received on May 11, 2009 will immediately vest and the shares of our Common Stock underlying such restricted stock units will be paid to Mr. Carr. Additionally, in the event of a change in control of our Company, the performance based options Mr. Carr received on May 11, 2009, which are described above, will immediately vest and become exercisable as the above described price per share goal have been achieved in accordance with the vesting schedule of such options.
The following of our Named Executive Officers entered into employee confidential information and noncompetition agreements with the Company: Michael A. Lawler on July 13, 2012, David Gilbert on June 14, 2012, Charles H. N. Kallenbach on April 4, 2007 and Maria Rueda on April 11, 2011. Robert H. B. Baldwin, Jr. entered into an amended and restated confidential information and noncompetition agreement with us on March 16, 2007. Subject to the executive’s compliance with the non-competition, non-solicitation and other covenants set forth therein, all of these agreements provide that in the event these executives are terminated by us for other than cause (as defined in the agreements) or disability (as defined in the agreements), they will be entitled to receive severance pay in an amount equal to the wages that would have been paid to them during a one year period plus medical benefits for one year. In addition, if the employment of the executives is terminated by us other than for cause or their employment with us is terminated due to their death, they shall also be entitled to receive a pro rata portion of any annual bonus that they would have been entitled to receive based on the number of days they were employed by us during such year or, if their bonus was payable on a quarterly rather than an annual basis, then they shall be entitled to receive a pro rata portion of any bonus that they would have been entitled to receive for the fiscal quarter in which they were terminated.
In the event of a change of control of our Company that was approved by a majority of the Board of Directors and our stockholders that represents a 25% premium in our Common Stock price over the average trading price of our Common Stock over the 30 trading days prior to the offer for our Company and the acquisition of our Company is completed thereto, then all of the performance-based restricted stock units granted to Messrs. Carr and Baldwin on December 10, 2010, which are described above, will vest and the shares of our Common Stock underlying such restricted stock units will be issued and delivered.
The award agreements for the service-based restricted stock units and performance share units granted to each of our Named Executive Officers on December 22, 2011 and the service-based restricted stock units and performance share units granted on December 10, 2012, and the service-based restricted stock units and performance share units granted on December 6, 2013 which are described above, contain double trigger accelerated vesting provisions wherein after a change in control and an executive officer's termination of employment for certain reasons, such unvested equity awards immediately vest and the shares of our Common Stock underlying such restricted stock units will be issued and delivered. Additionally, in the event of a change of control, the performance benchmarks for the performance share units described above shall be deemed to be earned at the target threshold and will be vest in accordance with the original vesting schedule; provided, however, if there is a change of control and the Named Executive Officer’s employment is terminated for certain reasons or the equity grants are not assumed or substituted by the acquiror, then the performance share units will vest immediately.
In addition, pursuant to the terms of our amended and restated 2008 Equity Incentive Plan, vesting of certain stock options granted to our Named Executive Officers may accelerate upon a change in control of our Company and/or upon termination of our Named Executive Officers’ employment without cause at the discretion of our Compensation Committee.

The following table provides a quantitative description of the payments and benefits payable upon termination of employment other than for cause, termination of employment due to death and/or termination of employment other than for cause following a change in control of our Company, assuming a termination date as of December 31, 2013 and payment of a bonus under the agreements at target levels. Estimated stock and option values were calculated assuming the closing price of our Common Stock on December 31, 2013 of $49.84:

Named Executive Officer	Severance Payment	Estimated Value of Benefits	Bonus(a)	Estimated Value of Acceleration of Vesting of Stock Options and RSU’s	Total
Robert O. Carr
Termination of Employment without Cause	$1,540,000	$ 34,292	$ 770,000		$ 2,344,292
Termination of Employment due to Death			$ 770,000		$ 770,000
Change in Control	$ 770,000	$ 17,146		$ 26,115,363	$26,902,509
Robert H.B. Baldwin, Jr.
Termination of Employment without Cause	$ 463,000	$ 13,145	$ 231,500		$ 707,645
Termination of Employment due to Death			$ 231,500		$ 231,500
Change in Control				$ 5,121,010	$ 5,121,010
David Gilbert
Termination of Employment without Cause	$ 379,000	$ 13,145	$ 189,500		$ 581,645
Termination of Employment due to Death			$ 189,500		$ 189,500
Change in Control				$ 3,109,866	$ 3,109,866
Michael A. Lawler
Termination of Employment without Cause	$ 308,000	$ 13,145	$ 154,000		$ 475,145
Termination of Employment due to Death			$ 154,000		$ 154,000
Change in Control				$ 3,219,664	$ 3,219,664
Charles H. N. Kallenbach
Termination of Employment without Cause	$ 377,000	$ 13,145	$ 188,500		$ 578,645
Termination of Employment due to Death			$ 188,500		$ 188,500
Change in Control				$ 2,610,868	$ 2,610,868

(a)
In the event of termination other than for cause or termination due to death, annual bonus would be paid on a pro rata computation based on the number of days the executive was employed by us during such year.

For additional information on termination payments, see the discussion of “Severance” in the Compensation Disclosure and Analysis section above. Other than as noted, the Company does not provide change of control benefits to its Named Executive Officers.
Indemnification Arrangements
Our Bylaws provide that our Directors, and subject to the Board’s discretion, our officers, shall be indemnified and provide for the advancement to them of expenses in connection with actual or threatened proceedings and claims arising out of their status as such to the fullest extent permitted by the Delaware General Corporation Law. We have entered into indemnification agreements with each of our Directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Set forth below is information relating to the beneficial ownership of our Common Stock as of March 1, 2014, by each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, each of our Named Executive Officers and our Directors, and all of our Named Executive Officers and Directors as a group.
Each stockholder’s percentage ownership in the following table is based on 37,482,591 shares of Common Stock outstanding as of December 31, 2013, except as otherwise noted in the footnotes below.
The address of the executive officers and Directors is c/o Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542.

	Amount/Nature of Beneficial Ownership			Percentage of Common Shares Outstanding
Name of Beneficial Owner	Number of Shares Owned[1]	Right to Acquire[2]	Total
5% Holders
FMR LLC
245 Summer Street Boston, MA 02210...................................................	5,450,131[3]	—	—	14.78
Wellington Management Company, LLP
280 Congress Street, Boston, MA 02210.................................................	5,068,774[4]	—	—	13.75
Macquarie Group Limited
1 Martin Place Sydney, New South Wales, Australia...............................	4,355,955[5]	—	—	11.81
BlackRock, Inc.
40 East 52nd Street New York, NY 10022...............................................	3,139,441[6]	—	—	8.50
The Vanguard Group
100 Vanguard Blvd., Malvern, PA 19355.................................................	2,796,531[7]	—	—	7.58

Directors and Named Executive Officers
Robert O. Carr..........................................................................................	453,986[8]	—	453,986
Robert H.B. Baldwin, Jr...........................................................................	627,828[9]	93,750[10]	721,578
David Gilbert............................................................................................	4,000	—	4,000	*
Michael A. Lawler....................................................................................	—	—	—	*
Charles H. N. Kallenbach.........................................................................	20,823	15,750[11]	36,573	*
Maria Rueda.............................................................................................	—	—	—	*
Maureen Breakiron-Evans.......................................................................	1,010	—	1,010	*
Mitchell L. Hollin.....................................................................................	42,426	1,250[12]	43,676	*
Robert H. Niehaus....................................................................................	167,470[13]	4,166[14]	171,636	*
Marc J. Ostro, Ph.D. ...............................................................................	50,624[15]	2,916[16]	53,540	*
Jonathan J. Palmer....................................................................................	19,945	—	19,945	*
Richard W. Vague.....................................................................................	5,624	12,916[17]	18,540	*
All Named Executive Officers and Directors as a Group (12 persons)...	1,393,736	130,748	1,524,484	4.07
* Represents less than one percent of the outstanding shares of Common Stock.

1.
The shares of our common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the SEC’s rules, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership within 60 days. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock which they beneficially own. All persons listed have an address in care of Heartland’s principal executive offices, except as otherwise noted. All information with respect to beneficial ownership has been furnished to us by our respective stockholders, unless otherwise noted.

2.	The numbers in this column represent shares underlying stock options, which are exercisable within 60 days of March 1, 2014.

3.
Information regarding these shares is based on a Schedule 13G/A filed by FMR LLC, a parent holding company, with the SEC on February 14, 2014. FMR is deemed to be the beneficial owner of 5,450,131 shares of Common Stock as a result of Fidelity

Management and Research Company, a wholly owned subsidiary of FMR, acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940.

4.
Information regarding these shares is based on a Schedule 13G/A filed by Wellington Management Company, LLP, a parent holding company, with the SEC on February 14, 2014. Wellington Management Company, LLP is deemed to be the beneficial owner of 5,068,774 with shared dispositive power over all of these shares of Common Stock which are held of record by clients of Wellington Management as investment adviser in accordance with Rule 240.13d-1(b)(1)(ii)(E).

5.
Information regarding these shares is based on a Schedule 13G/A filed by Macquarie Group Limited, a parent holding company, for all reporting persons as a group with the SEC on February 14, 2014. Macquarie Group Limited is deemed to be the beneficial owner of the 4,355,955 shares of Common Stock held by various of its subsidiaries. Delaware Management Holdings, Inc. and Delaware Management Business Trust, with a principal address of 2005 Market Street, Philadelphia, PA, 19103, subsidiaries of Macquarie Group Limited, beneficially own 4,354,360 shares reported on such Schedule 13G.

6.
Information regarding these shares is based on a Schedule 13G/A filed by BlackRock, Inc., a parent holding company, for all reporting persons as a group with the SEC on January 29, 2014. BlackRock, Inc. is deemed to be the beneficial owner of 3,139,441 shares of Common Stock as a result of its subsidiaries having the rights to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of Common Stock.

7.
Information regarding these shares is based on a Schedule 13G filed by The Vanguard Group, a parent holding company, with the SEC on February 11, 2014. Vanguard is deemed to be the beneficial owner of 2,796,531 shares of Common Stock with sole dispositive power over 2,747,576 shares of Common Stock and shared dispositive power over 48,955 shares of Common Stock as a result of its subsidiaries having the rights to receive or the power to direct the 00receipt of dividends from, or the proceeds from the sale of Common Stock.

8.
Beneficial ownership consists of 336,999 shares of Common Stock held directly by Mr. Carr and 116,487 shares of Common Stock held by The Robert O. Carr 2000 Irrevocable Trust for Emmalee Carr. Mr. Carr disclaims beneficial ownership of the shares held by The Robert O. Carr 2000 Irrevocable Trust for Emmalee Carr.

9.
Beneficial ownership consists of 536,503 shares of Common Stock held directly by Mr. Baldwin and 91,325 shares of Common Stock held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004. Mr. Baldwin disclaims beneficial ownership of the shares held by Margaret J. Sieck and Whitney H. Baldwin as Trustees for an Indenture created June 30, 2004.

10.	Includes options held by Mr. Baldwin to purchase 93,750 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 1, 2014.

11.	Includes options held by Mr. Kallenbach to purchase 15,750 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 1, 2014.

12.	Includes options held by Mr. Hollin to purchase 1,250 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 1, 2014.

13.
Beneficial ownership consists of 148,470 shares of Common Stock held by Mr. Niehaus; 10,000 shares held by The Robert and Kate Niehaus Foundation, 3,000 shares held by The John Robert Niehaus 1994 Trust; 3,000 shares held by The Peter Southworth Niehaus 1994 Trust; 3,000 shares held by The Ann Southworth Niehaus 1994 Trust; options to purchase 4,166 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 31, 2013, and 2,426 Restricted Stock Units which will vest within 60 days of March 31, 2013. Mr. Niehaus disclaims beneficial ownership of the shares held by each of the above mentioned Trusts.

14.	Includes options held by Mr. Niehaus to purchase 4,166 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 1, 2014.

15.	Beneficial ownership consists of 27,029 shares of Common Stock held by Dr. Ostro and 23,595 shares of Common Stock held by his spouse.

16.	Includes options held by Dr. Ostro to purchase 2,916 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 1, 2014.

17.	Includes options held by Mr. Vague to purchase 12,916 shares of Common Stock under our Equity Incentive Plans which are exercisable within 60 days of March 1, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance
Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than 10% of any class of equity security are required to file reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of copies of these reports and representations of such reporting persons, we believe that during the year ended December 31, 2013, such SEC filing requirements were satisfied, except for a late filing made by Michael Lawler who inadvertently filed a late Form 4 on November 15, 2013 reporting the sale of shares of Common Stock that occurred on November 8, 2013.
Certain Relationships and Related Transactions
Other than the transactions described below, there has not been, nor is there currently planned, any related party transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any related party had or will have a direct or indirect material interest. The term “related party transaction” shall refer to transactions required to be disclosed by us pursuant to Item 404 of Regulation S-K promulgated by the SEC.
Jeffrey T. Nichols, Robert O. Carr’s son-in-law, is the Executive Director of our Service Center Operations and was paid a salary of $144,306 in the year ended December 31, 2013.
We have granted equity awards under our equity incentive plans to some of our executive officers. We have also entered into indemnification agreements with each of our executive officers and Directors. See sections entitled, “Potential Payments Upon Termination or Change in Control” and “Indemnification Arrangements,” above.
All future related party transactions, including sales of stock, options or warrants, loans of any kind, or similar transactions, if any, will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties. Our policies on these types of related party transactions are contained in our Audit Committee Charter, Corporate Governance Guidelines and Code of Business Conduct and Ethics for Directors, Officers and Employees of Heartland Payment Systems, Inc., each of which can be accessed on the Corporate Governance page of the Company’s website at www.heartlandpaymentsystems.com/About-Heartland/Investor-Relations.
OTHER ITEMS
Code of Ethics
We have adopted a Code of Ethics for Chief Executive Officer and Senior Financial Officers (i.e., principal executive officer, Chief Financial Officer, principal financial officer, principal accounting officer and controller) and any other person performing similar functions. We believe our Code of Ethics complies with the requirements of Item 406 of Regulation S-K and a copy of our Code of Ethics for Chief Executive Officer and Senior Financial Officers is available on the Corporate Governance page of our website at www.heartlandpaymentsystems.com/About-Heartland/Investor-Relations.
Stockholder Proposals for 2015 Annual Meeting
All stockholder proposals intended to be presented at our 2015 annual meeting and included in next year’s Proxy Statement must be submitted in writing to: Nominating and Corporate Governance Committee, c/o Charles H. N. Kallenbach, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542. In accordance with the Rule 14a-8 under the Exchange Act, to be considered timely, these stockholder proposals must be received by us no later than November 27, 2014, and must comply in all other respects with our Bylaws and applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion. Under the our Bylaws, any such proposal submitted with respect to our 2015 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if we do not receive written notice of that proposal at least one hundred fifty (150) days prior to the date of the 2015 annual meeting.
In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (a “street-name stockholder”) and share a single address, only one Annual Report and Proxy

Statement is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as “householding,” is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this Proxy Statement or accompanying Annual Report may request a copy by contacting the bank, broker or other holder of record, or Charles H. N. Kallenbach at our Company by telephone at: (609) 683-3831, extension 2224. The voting instruction sent to a street-name stockholder should provide information on how to request (i) householding of future materials from us or (ii) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.
Other Business
The Annual Meeting is called for the specific purposes set forth in the Notice of Meeting and discussed above, and also for the purpose of transacting such other business as may properly come before the Annual Meeting. At the date of this Proxy Statement, we do not expect that any other matters will be submitted for consideration at the Annual Meeting other than those specifically referred to above. If any other matters properly come before the Annual Meeting, the proxy holders will be entitled to exercise discretionary authority to the extent permitted by applicable law.
By Order of the Board of Directors,
/S/ Charles H. N. Kallenbach

Charles H. N. Kallenbach
Chief Legal Officer, General Counsel and Secretary
Date: March 27, 2014

REVOCABLE PROXY
HEARTLAND PAYMENT SYSTEMS, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIECTORS.

The undersigned holder of Common Stock of Heartland Payment Systems, Inc. (the “Company”) hereby constitutes and appoints Robert O. Carr and Robert H.B. Baldwin, Jr. and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned to vote the shares of Common Stock of the Company, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Princeton Public Library, 65 Witherspoon Street, Princeton, New Jersey 08542, on Tuesday, May 6, 2014 at 9:00 a.m. ET, or at any and all adjournments or postponements thereof, on all matters as may properly come before the meeting. The undersigned hereby revokes any and all proxies heretofore given with respect to such meetings.
Each of such attorneys and proxies present at the meeting shall and may exercise the powers granted hereunder.

Said attorneys and proxies are hereby instructed to vote as specified below. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1-4 BELOW

Mark here if you plan to attend the meeting.
Mark here for address change.

Comments:

FOLD HERE - -PLEASE DO NOT DETACH - PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE

X	PLEASE MARK VOTES AS IN THIS EXAMPLE

	For	With- hold	For All Except		For	Against	Abstain
Election of the following seven (7) nominees to serve as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualified.	☐	☐	☐	Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.	☐	☐	☐
Nominees:					For	Against	Abstain
Robert O. Carr Robert Niehaus Jonathan J. Palmer Maureen Breakiron-Evans Marc J. Ostro, Ph.D. Richard W. Vague Mitchell L. Hollin				To approve, by a non-binding advisory vote, our executive compensation.	☐	☐	☐
In their discretion, to vote upon such other matters as may properly come before the meeting.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

Please be sure to date and sign this proxy card in the box below.	Date

Sign above Co-holder (if any) sign above
Please sign your name as it appears hereon. In the case of joint owners or tenants in common, each should sign. If signed as a trustee, guardian or in any other representative capacity or on behalf of a corporation or partnership, please indicate your title.